UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

INSTINET GROUP INCORPORATED

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(s) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

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Instinet Group Incorporated

3 Times Square
New York, NY 10036

April 16, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Instinet Group Incorporated. We will hold the meeting on Wednesday, May 19, 2004 at 9:00 a.m., New York City time, at our offices located at 3 Times Square, New York, New York. We hope that you will be able to attend.

      Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2003 Annual Report for the year ended December 31, 2003. At this year’s meeting, the agenda includes the election of one class of directors, a proposal to ratify the appointment of our independent auditors, a proposal to ratify and approve the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance, and a proposal to approve the Instinet 2004 Performance Share Plan. Our Board of Directors recommends that you vote FOR the election of directors, FOR ratification of the appointment of our independent auditors, FOR the ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance, and FOR the approval of the Instinet 2004 Performance Share Plan.

      Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if it is mailed in the United States. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend.

Sincerely,

Ian Strachan Chairman	Edward J. Nicoll Chief Executive Officer

Instinet Group Incorporated

3 Times Square
New York, NY 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 16, 2004

Dear Stockholder:

      The 2004 Annual Meeting of Stockholders of Instinet Group Incorporated will be held on Wednesday, May 19, 2004 at our offices located at 3 Times Square, New York, New York. The doors will open at 8:30 a.m. and the meeting will begin at 9:00 a.m., New York City time. The meeting will address the following matters:

1.	Election of five directors to our Board of Directors for three-year terms;

2.	Ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2004 fiscal year;

3.	Ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance;

4.	Approval of the Instinet 2004 Performance Share Plan; and

5.	Transaction of other business as may properly come before the Annual Meeting.

      You may attend and vote at the meeting if you were an owner of record of our common stock at the close of business on March 22, 2004, the record date for the Annual Meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a stockholder of record on that date. A list of stockholders entitled to vote will be available for inspection during ordinary business hours at our offices, 3 Times Square, New York, New York, from May 7, 2004 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

      YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

      Please refer to your proxy materials or the information forwarded by your broker, bank or other holder of record for instructions on how to submit your proxy or voting instructions to us.

Ian Strachan Chairman	Edward J. Nicoll Chief Executive Officer

PROXY STATEMENT

Unless otherwise indicated or the context otherwise requires, references to the “Corporation,” “Instinet,” “we,” “us,” and “our” means Instinet Group Incorporated and its subsidiaries.

INSTINET GROUP INCORPORATED

PROXY STATEMENT

Your Vote is Very Important

      Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. The Board of Directors is soliciting proxies for the 2004 Annual Meeting of Stockholders of Instinet Group Incorporated to be held on May 19, 2004. We are mailing this Proxy Statement along with our Annual Report, which includes our financial statements for the year 2003, and are making them available on our Internet website (http://www.instinetgroup.com) on or about April 16, 2004. You may also obtain a copy of our Annual Report or Annual Report on Form 10-K for the year ended December 31, 2003 without charge by writing to: Instinet Group Incorporated, 3 Times Square, New York, NY 10036, Attn: Investor Relations. Our Annual Report and Form 10-K are not proxy soliciting materials.

QUESTIONS AND ANSWERS

How does the Board of Directors recommend I vote on the matters to be addressed?

      The Board recommends a vote FOR each of the Corporation’s nominees for election as directors, FOR the ratification of the Board’s appointment of PricewaterhouseCoopers LLP as independent auditors, FOR the ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance, and FOR the approval of the Instinet 2004 Performance Share Plan.

Who is entitled to vote?

      Owners of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 22, 2004 are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote will be available at our offices located at 3 Times Square, New York, NY 10036 for 10 days prior to the meeting and at the meeting location during the meeting.

How do I vote?

      Since many stockholders are unable to attend the meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which such instructions can be given, in addition to the traditional mailed voting instruction cards. Beneficial owners of shares held through a broker, bank or other nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

How will my proxy vote my shares?

      The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR each of the nominees for election as a director, FOR the ratification of the Board’s selection of PricewaterhouseCoopers LLP as independent auditors, FOR the ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance, FOR the approval of the Instinet 2004 Performance Share Plan and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

How many shares can vote?

      On March 22, 2004, the record date, there were 10,601 stockholders of record, holding an aggregated 332,163,304 shares of Common Stock outstanding, each of which share is entitled to one vote for each matter to be voted on at the Annual Meeting. There were therefore a total of 332,163,304 eligible votes as of the record date. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

How many votes are needed for matters to be adopted at the meeting?

      The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the five directorships to be filled at the Annual Meeting will be filled by the five nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum at the Annual Meeting. If a stockholder abstains from voting on a particular matter, or if a broker is not allowed under the rules of any national securities exchange of which it is a member to vote shares for which the beneficial owner has not given voting instructions, the effect will be the same as a vote “against” the matter.

Who can attend the Annual Meeting?

      All stockholders of record on March 22, 2004 can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 22, 2004, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Who will count the vote? Is my vote confidential?

      Representatives of Mellon Bank will act as Inspectors of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Mellon Bank and handled in a manner that protects the confidentiality of voting. Your vote will not be disclosed except as required by law.

Can I revoke my proxy?

      Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, that you are revoking your proxy; or by voting in person at the meeting.

Can I vote in person at the Annual Meeting?

      Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

How will voting on any other business be conducted?

      Although we do not know of any business to be conducted at the 2004 Annual Meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

When are stockholder proposals for the 2005 Annual Meeting due?

      Any stockholder who wishes to have a stockholder proposal included in the Corporation’s proxy statement for the 2005 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, for receipt by December 17, 2004. A stockholder who wishes to introduce a proposal to be voted on at the Corporation’s 2005 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than January 31, 2005 and no later than March 2, 2005, and must provide the information specified by the Bylaws. Proposals must comply with all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

How are proxies solicited?

      The Board of Directors is soliciting proxies for the Annual Meeting. We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. We will reimburse brokers and other nominees for reasonable expenses incurred by them in mailing proxy materials to beneficial stockholders in accordance with applicable rules.

How can I contact the Board of Directors?

      You may contact the Board of Directors by sending your communications to Board of Directors, c/o General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036. Communications may also be sent to individual directors at the same address. Communications to the Board or any individual director that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate committee chairman.

Who are the largest principal stockholders?

      Based upon filings with the SEC, the Corporation is aware that as of February 29, 2004, the following chart indicates the beneficial owners of more than five percent of the outstanding Common Stock of the Corporation:

	Number of shares beneficially owned	Percentage of Instinet Common Stock

Reuters Group PLC	206,900,000	62.6%
85 Fleet Street London EC4P 4AJ

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1.     Election of Directors.

      Our Board of Directors is divided into three classes, as equal as possible, with each director serving a three-year term and one class being elected at each year’s Annual Meeting. The Board of Directors proposes the election as directors of the five persons named below under “Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2007,” to hold office for a term ending at the annual meeting of stockholders to be held in 2007. Each of the nominees is currently serving as a director of the Corporation. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares for which they serve as proxy for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

      The Board of Directors recommends that you vote FOR each of the nominees.

Item 2.     Appointment of Independent Auditors.

      The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Independent Auditors for the Corporation for our fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP provided audit and other services during 2003 for fees totaling $2,121,547 million. This included the following fees:

Audit Fees: $1,521,524 for the annual audit of the Corporation’s consolidated financial statements and review of interim financial statements in the Corporation’s Form 10-Q reports.

Audit Related Fees: $0 for audit-related services.

Tax Fees: $600,023 for tax advisory and consulting services.

All Other Fees: $0 .

      In accordance with its Charter, the Audit Committee has reviewed with PricewaterhouseCoopers LLP whether the non-audit services provided by them are compatible with maintaining their independence and has approved in advance any audit or permitted non-audit services to be provided by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP also serves as independent auditors for Reuters Group PLC, which currently owns approximately 62.6% of our outstanding common stock. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire and will be available to respond to appropriate questions from stockholders.

      The Board of Directors recommends that you vote FOR the Board’s appointment of PricewaterhouseCoopers LLP as Independent Auditors for the Corporation.

      While stockholder ratification is not required for the appointment of PricewaterhouseCoopers LLP, because the Board of Directors has the responsibility for the appointment of the Corporation’s Independent Auditors, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders’ opinion thereon, which opinion will be taken into consideration in future deliberations.

Item 3.	Ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance.

      The Board of Directors proposes the ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance under such plan. For more details on the Instinet 2000 Stock Option Plan and the increase in the number of shares reserved for issuance, see below under “Ratification and Approval of the Instinet 2000 Stock Option Plan, Including An Increase In The Number Of Shares Reserved For Issuance.”

      The Board recommends that you vote FOR the ratification and approval of the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance.

Item 4.     Approval of the Instinet 2004 Performance Share Plan, our proposed long-term incentive plan.

      The Board of Directors proposes the approval of a new long-term incentive plan, the Instinet 2004 Performance Share Plan. For more details on the Instinet 2004 Performance Share Plan, see below under “Approval of the Instinet 2004 Performance Share Plan.”

      The Board recommends that you vote for FOR the approval of the Instinet 2004 Performance Share Plan.

Item 5.     Stockholder Proposals.

      No stockholder proposals have been submitted to the Corporation.

      The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the stockholders present at the meeting will have an opportunity to vote on such matter and the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND EXECUTIVE OFFICERS

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2007.

      The following are brief biographical sketches for each person nominated for election to the Board of Directors:

Sir Peter J.D. Job. Sir Peter Job, age 62, served as a director of Reuters Group PLC from 1989 through 2001. He joined Reuters in 1963 and subsequently became Chief Executive Officer in 1991 and held that position until his retirement in July 2001. From 1996 to 1999, Sir Peter served at times as a non-executive director of Grand Metropolitan Plc, Diageo Plc, GlaxoWellcome plc and Multex.com Inc. He presently serves as a non-executive director of GlaxoSmithKline Plc, Schroders plc, Shell Transport and Trading Plc and TIBCO Software Inc. In 1999, Sir Peter served as Chairman of the International Advisory Council of NASDAQ. He has been a member of the Supervisory Board of Deutsche Bank AG since October 2001 and a member of the Supervisory Board of Bertelsmann AG since July 2002. Sir Peter is a graduate of Oxford University.

John Kasich. Mr. Kasich, age 51, has been a Managing Director in the Investment Banking Group at Lehman Brothers since January 2001, where he has responsibilities across a range of industry groups, including health care, power and utilities, technology, retail and financial institutions. Prior to joining Lehman Brothers, Mr. Kasich was a member of the U.S. House of Representatives, representing Ohio’s 12th Congressional District, from 1983 to 2000, and served as Chairman of the House Budget Committee from 1995 to 2000. Prior to serving in the U.S. Congress, Mr. Kasich was an Ohio State Senator for four years. Mr. Kasich also currently serves as a director of Invacare Corporation and Worthington Industries, Inc., and is the host of the program “Heartland with John Kasich” on the Fox News Channel. Mr. Kasich is a graduate of the Ohio State University.

Kay Koplovitz. Ms. Koplovitz, age 59, is a Principal in Koplovitz & Company, LLC, a media advisory and investment firm, and a founding board member of Boldcap Ventures, a managed fund. She also founded USA Networks, serving as Chairman and Chief Executive Officer from 1977 until 1998. Ms. Koplovitz also created Springboard Enterprises, a national organization that promotes venture capital investments in women-led high growth businesses. Ms. Koplovitz is presently the Chairman of Broadway Television Network and also serves on the board of Liz Claiborne, Inc. Among the non-profit boards on which she serves are the Partnership for New York City, the Central Park Conservancy, the Museum of Television and Radio and the International Tennis Hall of Fame. Ms. Koplovitz is a graduate of the University of Wisconsin and holds a master’s degree from Michigan State University.

Stephen Pagliuca. Mr. Pagliuca, age 49, is a Managing Director at Bain Capital, Inc., a global private investment firm based in Boston. He joined that company in 1989 and founded Information Partners, a venture capital and buyout fund managed by Bain Capital that focused on technology investments. Prior to joining Bain Capital, Mr. Pagliuca was a Vice President at Bain & Company, where he managed relationships in the healthcare and information services industries, and developed acquisition, divestiture and strategy development programs for clients. He is a Certified Public Accountant and worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca currently serves on the Boards of Ameritrade Holding Corporation, FTD, Inc. and Gartner, Inc. and is active with a variety of charitable organizations including serving as Co-Chairman of the Inner City Scholarship Fund and Vice Chairman of the Massachusetts Society for the Prevention of Cruelty to Children. He is also on the Board of Trinity Advisors at Duke University and is a trustee of Bain Capital Children’s Charity. Mr. Pagliuca is a graduate of Duke University and Harvard Business School. See also “Certain Business Relationships — Other Agreements — Island Stockholders Agreement.”

Devin Wenig. Mr. Wenig, age 37, assumed responsibility for Reuters four customer segments in February of 2003 and joined the Reuters Group Board as Executive Director at that time. From September 2001 to February 2003, he managed the Investment Banking/ Brokerage Division for Reuters Group. From January of 2001, Mr. Wenig served as President of Reuters Information, the global division of Reuters covering full service information and software applications to Internet solutions serving the financial services industry and its clients. Prior to serving as President of Reuters Information, Mr. Wenig served in a number of senior management roles after joining Reuters in 1993 as Corporate Counsel. In addition to the Reuters Board, Mr. Wenig currently serves as a director of Nastech Pharmaceutical Company Inc. Before joining Reuters, he worked with the law firm of Cravath, Swaine & Moore as a mergers and acquisitions attorney. Mr. Wenig is a graduate of Union College and Columbia University School of Law.

Directors Continuing in Office

      The following are brief biographical sketches for each of the remaining directors not eligible for election at the 2004 Annual Meeting with a term expiring in 2005.

David J. Grigson. Mr. Grigson, age 49, has been Chief Financial Officer at Reuters Group PLC and has served as an Executive Director of the Board of Reuters Group since August 2000. Prior to joining Reuters, he was employed at Emap plc from 1989 to 2000 where he was Group Finance Director and Chairman of Emap Digital. Mr. Grigson was previously employed at Saatchi & Saatchi from 1984 to 1989 and at Esso UK from 1980 to 1984. He began his professional career as an accountant with Spicer & Pegler. Mr. Grigson is a member of the Financial Services Practitioner Panel that advises the UK Financial Services Authority on the impact of proposed regulation on industry participants. Mr. Grigson is a graduate of the University of Manchester and is a member of the Institute of Chartered Accountants of England and Wales.

Edward J. Nicoll. Mr. Nicoll, age 50, was appointed our Chief Executive Officer in September 2002 following the merger of Instinet and Island ECN. Prior to joining Instinet, Mr. Nicoll was Chairman and Chief Executive Officer of Datek Online and Chairman of The Island ECN. He is currently a director of Gerson Lehrman Group. Mr. Nicoll was previously a co-founder and President of Waterhouse Investor Services. Mr. Nicoll is a Trustee of the Institute for Advanced Study in Princeton, NJ and the Manhattan Institute. Mr. Nicoll is a graduate of Yale Law School. See also “Certain Business Relationships — Other Agreements — Island Stockholders Agreement.”

Ian Strachan. Mr. Strachan, age 61, has been a director of Reuters Group PLC since May 2000. Mr. Strachan served as Deputy Chairman of Invensys plc, a power and energy resource management firm based in the United Kingdom, from 1999 to 2000 and from 1996 to 1999 was Chief Executive Officer of BTR plc. From 1991 to 1995, Mr. Strachan was Deputy Chief Executive Officer of Rio Tinto plc (formerly RTZ plc). Mr. Strachan is a non-executive director of each of Transocean Inc., Rolls Royce Group plc, Xstrata plc and Johnson Matthey plc. Mr. Strachan became the non-executive Chairman of the Board of the Corporation on January 1, 2003. Mr. Strachan is a graduate of Christ’s College, Cambridge University and the Woodrow Wilson School of Princeton University.

Margaret M. Eisen.* Ms. Eisen, age 50, is Chief Investment Officer of EAM International, LLC, a provider of corporate finance and asset management services. Prior to forming EAM International, she was a Managing Director of DeGuardiola Advisors, an investment banking firm. From 1995 until 2001, Ms. Eisen was Managing Director of North American Equities at General Motors Asset Management. Prior to General Motors Asset Management, she served as Director of Worldwide Pension Investments for DuPont Asset Management. Her previous experience included following technology as an analyst at several organizations. Ms. Eisen is a Director of Antigenics Corporation, Chair of the Compensation Committee and a member of the Audit Committee. She is a member of the Board of Trustees of the Acorn Family of mutual funds of Wanger Asset Management and a Trustee of the Lehman Brothers/ First Trust Income Opportunity Fund and the Lehman Liquid Assets Trust. She is also a director of Global Financial Group, a venture capital fund of funds, and is a member of the Investment Committee of the Board of Trustees of Smith College. Ms. Eisen received her AB degree from Smith College, an M. Ed. from Lesley College and earned an MBA with Distinction at Babson College. She is a Chartered Financial Analyst.

*Ms. Eisen has been elected to the Board of Directors, effective as of May 19, 2004, and will be eligible for election by stockholders at the 2005 Annual Meeting along with the other directors whose term expires in 2005.

      The following are brief biographical sketches for each of the remaining directors not eligible for election at the 2004 Annual Meeting with a term expiring in 2006:

Thomas H. Glocer. Mr. Glocer, age 44, has been Chief Executive Officer of Reuters Group PLC since July 2001. Mr. Glocer is an Executive Director of Reuters Group PLC and was Chief Executive Officer of the Reuters Information global division from January 2000 until January 2001. Prior to that time, Mr. Glocer served as President and Senior Company Officer of Reuters America starting in October 1998. Before joining Reuters Group PLC in 1993, he worked as a mergers and acquisitions attorney with Davis Polk & Wardwell. Mr. Glocer is also a member of the International Advisory Panel to the Monetary Authority of Singapore, the Madison Council of the Library of Congress and the Corporate Council of The Whitney Museum. Mr. Glocer is a graduate of Columbia College and Yale Law School.

C. Kevin Landry. Mr. Landry, age 59, joined TA Associates, Inc., a global private investment firm based in Boston, in 1968, becoming a General Partner in 1972, Managing Partner in 1982 and Chief Executive Officer upon its incorporation. Mr. Landry is a member of TA’s Executive Committee. Mr. Landry serves on the Board of Directors of Ameritrade Holding Corporation and Standex International Corporation. Mr. Landry is a Trustee of the Museum of Fine Arts, a Trustee of Middlesex School, a member of the Executive Committee of Harvard’s Committee on University Resources, and Co-Chairman of the Harvard Boston Major Gifts Committee. Mr. Landry is a graduate of Harvard University and The Wharton School of Finance. See also “Certain Business Relationships — Other Agreements — Island Stockholders Agreement.”

John C. Bogle. Mr. Bogle, age 74, is President of the Bogle Financial Markets Research Center and Founder of The Vanguard Group. At Vanguard, he served as Chief Executive Officer from 1974 until 1996, as Chairman of the Board until 1998, and as Senior Chairman until 2000. He has spent his entire career in the mutual fund industry, beginning in 1951 with Wellington Management Company. He is also author of three best-selling books on mutual funds and personal investing, and the recipient of numerous industry awards. Mr. Bogle serves as Chairman of the National Constitution Center. Mr. Bogle is a graduate of Princeton University.

      The Board met 6 times during 2003 with an average attendance of 94%. Each of the incumbent directors, except for Devin Wenig, attended more than 80% of the aggregate number of meetings of the Board and Committees on which he or she served.

      The Board of Directors has determined that each of the following directors and nominees is independent according to applicable rules of the SEC and the listing standards of NASDAQ: Ian Strachan, John Bogle, John Kasich, and Kay Koplovitz.

      Since we are 62.6% owned by Reuters, we are considered a controlled company and are exempt from certain independence requirements under the listing standards of NASDAQ such as requirements to have a majority of independent directors on our Board.

      We encourage all of our directors to attend our annual meetings but only require those directors who are being considered for reelection to attend the Annual Meeting, absent mitigating circumstances. Five directors attended our 2003 Annual Meeting.

      Effective December 8, 2003, Glenn H. Hutchins resigned from Instinet’s Board of Directors. In addition, Mark Nienstedt has resigned from Instinet’s Board of Directors, effective as of May 19, 2004, the date of the Annual Meeting. Margaret M. Eisen has been elected to the Board of Directors, effective as of May 19, 2004, and will be eligible for election by stockholders at the 2005 Annual Meeting along with the other directors whose term expires in 2005.

Executive Officers

      We have had several executive management changes in 2003:

      In February 2003, Mark Nienstedt resigned from his position as President of Instinet, however, Mr. Nienstedt continues to serve as an officer of Instinet. The position of President remains unfilled at the present time.

      In May 2003, Jean-Marc Bouhelier, Chief Operating Officer, resigned from Instinet. The position of Chief Operating Officer remains unfilled at the present time.

      In June 2003, William Sterling, President of our then Island ECN subsidiary (now INET) and head of Instinet Corporation’s ECN and Clearing businesses, resigned from Instinet. Michael Plunkett and Natan Tiefenbrun were appointed to the Office of the President of Instinet, LLC, formerly Instinet Corporation, in October 2003. In December 2003, Michael Plunkett was appointed President, North America, of Instinet, LLC and Natan Tiefenbrun was appointed President, International, of Instinet, LLC. Alex Goor was subsequently appointed President of INET in November 2003.

      The following are brief biographical sketches for each of our executive officers, other than Mr. Nicoll who is profiled above.

Todd W. Burns. Mr. Burns, age 56, was named Executive Vice President of the Corporation in October 2003. He is responsible for the growth and profitability of the commission recapture and soft dollar businesses housed in Lynch Jones & Ryan Inc., one of our principal subsidiaries. From 1998 to 2002, Mr. Burns was Director of Global Sales for LJR. Prior to that, he was a sales executive with Abel/ Noser Corp. Mr. Burns is a graduate of Grove City College and received his MSA in International Business from George Washington University.

John F. Fay. Mr. Fay, age 38, has been our Chief Financial Officer and Executive Vice President of Administration since October 2002. As CFO, Mr. Fay is responsible for Instinet’s Finance function globally and is charged with overseeing the Business Services Group, which includes Global Facilities and Human Resources. He had joined Island as CFO in July 2001. Prior to joining Island, Mr. Fay was employed by Goldman Sachs & Co. as Chief Financial Officer of its online Wealth Management business from 1999 to 2001. Prior to joining Goldman in 1999, Mr. Fay was First Vice President and Director of Planning and Finance at Morgan Stanley Online in San Francisco, an online retail brokerage firm. Prior to that, he had been Vice President at Morgan Stanley Dean Witter from 1988 to 1999. Mr. Fay is a graduate of Mount St. Mary’s College and received his MBA in Finance from the Stern School of Business at New York University. He is also a registered Certified Public Accountant.

Andrew Goldman. Mr. Goldman, age 40, has been Instinet’s Executive Vice President for Global Marketing and Communications since October 2002. Mr. Goldman oversees Instinet’s marketing and advertising departments, leading the firm’s media relations, public relations, advertising, corporate communications, investor relations, customer communications and government relations. Prior to his current position, Mr. Goldman served as Island ECN’s Executive Vice President for Corporate Affairs and Communications. Prior to joining Island in 1999, Mr. Goldman worked for four years at Clark & Weinstock, a Washington D.C. based public-policy consulting firm, where he served as a Managing Director, specializing in advising high-tech clients. Prior to that, Mr. Goldman served as senior advisor for policy and strategy to former Secretary of Defense Dick Cheney from 1992 to 1995. During the first Bush administration, Mr. Goldman worked at the U.S. Department of Defense, first in the office of Congressional Relations, and subsequently as the Special Assistant to the Under Secretary of Defense for Policy. Mr. Goldman has also worked for the Republican Leadership in the U.S. House of Representatives and as an editor for such leading publications as Public Interest and the Asian Wall Street Journal, based in Hong Kong. Mr. Goldman is a graduate of Wesleyan University.

Alex Goor. Mr. Goor, age 32, was named President of INET in November 2003. Previously, Mr. Goor had been Instinet’s Executive Vice President for Strategy and Planning since October 2002. Before joining Instinet, Mr. Goor was the Chief Strategy Officer of Datek Online Holdings Corporation from January 1999 to September 2002, where he supervised all corporate finance and business development efforts. Mr. Goor also served as President of Watcher Technologies, a Datek technology development and licensing subsidiary catering to professional traders. Prior to becoming Chief Strategy Officer, Mr. Goor was President of Datek Online Brokerage Services, Datek’s online brokerage subsidiary. Mr. Goor is a graduate of Columbia University.

Paul A. Merolla. Mr. Merolla, age 56, has been Executive Vice President since June 2001 and General Counsel of Instinet since March 1999 and is generally responsible for our legal, compliance, regulatory and internal audit functions. Prior to joining Instinet, Mr. Merolla worked at Goldman Sachs & Co. from 1993 until 1999, serving as Vice President and Associate General Counsel. During a 10-year career at Drexel Burnham Lambert Incorporated, Mr. Merolla served as Deputy General Counsel and later as General Counsel with The Drexel Burnham Lambert Group Inc. and The DBL Liquidating Trust. He began his legal career as a litigation associate at Shearman & Sterling. Mr. Merolla serves as the Executive Vice President of the Securities Industry Association’s Compliance and Legal Division and a member of the Securities Industry Association’s Federal Regulation Committee. Mr. Merolla is a graduate of Fordham College and Fordham University School of Law.

Michael Plunkett. Mr. Plunkett, age 41, was named Executive Vice President of Instinet and a member of the Office of the President of Instinet, LLC in October 2003. In December 2003, Mr. Plunkett was also appointed President, North America, of Instinet, LLC. He is responsible for our North American institutional brokerage business, with oversight of all sales trading, technology and customer relationships in that region. Mr. Plunkett has been with Instinet since 1991, spending the majority of his Instinet tenure as a sales trader covering some of the largest and most important domestic institutions. Prior to joining Instinet, Mr. Plunkett was a senior equities trader at Boston Securities Associates from 1987 to 1991 and worked on the floor of the New York Stock Exchange from 1986 to 1987. He is a director of Starmine, Inc., an independent research provider that rates Wall Street equity analysts. Mr. Plunkett is a graduate of Manhattanville College.

Natan Tiefenbrun. Mr. Tiefenbrun, age 33, was named Executive Vice President of Instinet and a member of the Office of the President of Instinet, LLC in October 2003. In December 2003, Mr. Tiefenbrun was also appointed President, International, of Instinet, LLC. He currently is responsible for the international activities of Instinet, which include Asian and European clients trading in the global equity markets and American clients trading in non-U.S. equities. Mr. Tiefenbrun joined Instinet in 1993 and has spent several years in trading and product development roles, followed by four years as manager of a global client segment. Mr. Tiefenbrun is a graduate of the University of Edinburgh, Scotland.

COMMITTEES

      The Board has established the following committees:

Audit Committee

      The Audit Committee appoints and retains our independent public auditors and reports to the Board regarding the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls and internal audit and compliance matters. During 2002, Mr. Strachan was the Chairman of the Committee, but effective January 1, 2003, Mr. Bogle assumed that responsibility. During 2003, the Committee held 6 meetings and Directors Ian Strachan, John Bogle, John Kasich and Kay Koplovitz have been members of the Committee since June 2001. The Board has determined that all Committee members are independent, in accordance with the listing standards of NASDAQ and applicable SEC rules. The Board has also determined that Ian Strachan and John Bogle each qualify as an “audit committee financial expert” within the meaning of applicable SEC rules. Members of the Audit Committee are appointed by the Board of Directors and serve one-year terms.

      Our Charter for the Audit Committee is attached as Appendix A to this proxy and is also available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations — Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

     Auditor Independence

      The Charter of the Audit Committee states that the Audit Committee has the authority and is directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the Corporation’s independent auditors. The Charter provides that the Committee shall review the performance of the independent auditors and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Charter requires that the Committee inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditor and the Corporation, as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees. Further, the Charter requires the Committee to engage in a dialogue with the Corporation’s independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors.

     Pre-Approval of Services

      The Charter of the Audit Committee requires the Committee to approve in advance any audit or permitted non-audit services provided by the independent auditor and prohibits certain types of non-audit services by the independent auditor. The Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement for certain non-audit services that could create the potential for a future conflict of interest must be referred to the Chief Financial Officer for review and then presented to the Committee for consideration and approval. The decision of the Committee and the associated risks will be part of the Committee record. In assessing requests for services by the independent auditors, the Committee considers whether the provision of the non-audit services rendered by the independent auditor is compatible with maintaining that firm’s independence. During fiscal year 2003, the Committee approved all audit and non-audit services provided to the Corporation by our independent auditor and related fees prior to management engaging the auditor for that purpose.

     Fees

      In October 2003, the Committee reviewed the Corporation’s independent auditor requirements and, after full discussions with management and PricewaterhouseCoopers, decided to continue the engagement of PricewaterhouseCoopers as the Corporation’s independent auditors for the fiscal year 2004. In so doing, the Committee reviewed PricewaterhouseCoopers’ independence including the services PricewaterhouseCoopers performed for the Corporation and the fees it charged. PricewaterhouseCoopers’ fees for the last two years are as follows:

Instinet Group Incorporated

Professional Fees

	Year ended
	December 31,

	2003	2002

	(US$, in thousands)
A) Audit Fees	$1,522	$1,130

Total Audit Fees	$1,522	$1,130
B) Audit-related Fees
Due Diligence	$—	$699
SAS 70 Review	$—	$195

Total Audit-related Fees	$—	$894
C) Tax Fees
Tax Advisory and Consulting	$600	$328

Total Tax Fees	$600	$328
D) All Other Fees
SEC Filings	$—	$161

Total Other Fees	$—	$161
Total Fees	$2,122	$2,513

      PricewaterhouseCoopers, by letter dated October 6, 2003, has also opined that there are no business or other relationships between it and the Corporation, its officers and key employees which would impair its independence with regard to the audit of the Corporation’s 2003 consolidated financial statements and with respect to the Corporation and its subsidiaries, that PricewaterhouseCoopers is independent within the meaning of the rules and regulations of the AICPA and SEC as well as the Corporation’s interpretations thereof. Based on the above and after extensive consideration, the Committee has determined that PricewaterhouseCoopers is independent with respect to the Corporation and its subsidiaries.

Compensation Committee

      The Compensation Committee is responsible for determining, approving and reporting to the Board of Directors on all elements of compensation for our executive officers, including total cash compensation and long-term equity-based incentives. In addition, the Committee administers the Instinet 2000 Stock Option Plan and the Annual Bonus Plan and has oversight over other broad-based incentive or remuneration plans. During 2003, the Committee held 5 meetings and all members attended 100% of the meetings. Directors Ian Strachan, John Bogle and John Kasich have been members of the Committee since June 2001. During most of 2003, Glenn Hutchins was the Chairman of the Committee. He resigned in December 2003, and was replaced as Chairman, on an interim basis, by Mr. Strachan. The Board has determined that all current Committee members are independent, in accordance with the listing standards of NASDAQ. Members of the Compensation Committee are appointed by the Board of Directors and serve one-year terms.

      Our charter for the Compensation Committee is attached as Appendix B to this proxy and is also available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations — Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Nominating Committee

      The Nominating Committee makes recommendations to our Board of Directors regarding the appointment of directors, provides for successorship, generally establishes procedures to evaluate the quality of the Board function, and assists the Board on general corporate governance matters. During 2003, the Committee held 3 meetings, and Directors Peter Job, John Bogle, and Thomas Glocer have been members of the Committee since June 2001. Peter Job has been the Chairman of the Committee since its inception. Effective January 2003, Ian Strachan became a member of the Committee. The Board has determined that John Bogle and Ian Strachan are independent, in accordance with the listing standards of NASDAQ. Since we are 62.6% owned by Reuters, we are considered a controlled company and are exempt from the requirements to have all independent directors on our Nominating Committee.

      Members of the Nominating Committee are appointed by the Board of Directors and serve one-year terms.

      Our charter for the Nominating Committee is attached as Appendix C to this proxy and is also available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations — Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

     Nominating Process

      Our Board of Directors has a Nominating Committee charged with the responsibilities described above and required by NASDAQ listing standards. One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and stockholders as appropriate. The Committee is also authorized, at the expense of the Corporation, to retain search firms to identify candidates, as well as external legal, accounting or other advisors, including for purposes of performing “background reviews” of potential candidates. No search firms or other advisors were retained in the past fiscal year. All director candidates are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•	their reputation and character;

•	their ability and willingness to devote sufficient time to Board duties;

•	their educational background;

•	their business and professional achievements and experience and industry background, particularly in light of the principal current and prospective businesses of the Corporation and the strategic challenges facing the Corporation and its industry as a whole;

•	their independence from management under listing standards and the Corporation’s governance guidelines;

•	the needs of the Board and the Corporation;

•	the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in its governance guidelines;

•	their potential contribution to the diversity and culture of the Board;

•	their financial background;

•	their technology background; and

•	their international experience.

      In determining the needs of the Board and the Corporation, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisors. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

      Director candidates, other than sitting directors, are interviewed by certain members of the Committee and at times by other directors, the CEO and other key management personnel and the results of those interviews are considered by the Committee.

      Stockholders wishing to recommend a director candidate to the Committee for its consideration for the next annual election should write to the Committee, in care of our Secretary and General Counsel, at Instinet Group, 3 Times Square, New York, New York 10036. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data and a description of his or her qualifications in light of the above criteria.

      Stockholders wishing to nominate a director should follow the procedures set out in the Corporation’s by-laws, a copy of which may be obtained free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations — Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

COMPENSATION OF DIRECTORS

      Directors who are not our full-time employees, are not employees of Reuters and are not employees of our other significant stockholders (TA Associates, Inc. and Bain Capital) are paid an annual retainer fee in the amount of $50,000, together with a fee of $1,000 for attendance at each meeting of the Board or a committee of the Board (not to exceed two fees per day). The Chairman of the Audit Committee of the Board is paid an additional annual retainer fee of $25,000, while the Chairmen of the Compensation Committee and Nominating Committee are paid an additional annual retainer fee of $10,000 each.

      Upon joining the Board of Directors, directors who are not our full-time employees, are not employees of Reuters and are not employees of our significant stockholders, each also receive an initial, one-time grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the fair market value on the date of grant. This option will vest and become exercisable with respect to 1/60 of the shares underlying the option each month during the five-year period following its grant. Such directors will also receive an annual grant of an option with respect to common stock with a present value of $50,000 (based on the fair market value on the date of grant). This annual grant of options will be made as of the date of the annual meeting and will be subject to the same terms and conditions applicable to the initial grant, except that these options will vest 100% on the first anniversary of the date of grant. The options will be granted to the directors pursuant to the Instinet 2000 Stock Option Plan. Following a termination of a director’s service on the Board for any reason (including death or disability), that director will be permitted to exercise any vested and exercisable options for one year following such termination and any unvested options will be cancelled.

      Mr. Strachan does not participate in the Instinet 2000 Stock Option Plan but instead has received annual grants of restricted stock units (“RSUs”) with a value of $50,000 at grant, based on the fair market value of Instinet shares at the time of grant. Mr. Strachan received RSUs with a value of $50,000 at grant on May 15, 2002 which vested on May 15, 2003. Effective January 2003, Mr. Strachan became our non-executive Chairman and his compensation package was changed. As Chairman in 2003, Mr. Strachan received an annual cash retainer fee of $275,000, paid monthly, and an award of RSUs with a value of $75,000 at grant on May 14, 2003, the date of the annual meeting, which will vest into actual Instinet shares on May 14, 2004, provided that he continues his service on the Board until that date. In 2004, Mr. Strachan’s compensation again changed in that he currently receives an annual cash retainer fee of $350,000, paid monthly, a portion of which Mr. Strachan intends to invest in Instinet shares.

      Directors who are our full-time employees or employees of Reuters, TA Associates or Bain Capital do not receive any fees for their services on the Board or a committee thereof. We reimburse all directors for their out-of-pocket expenses in connection with their services on the Board or a committee thereof.

RATIFICATION AND APPROVAL OF THE INSTINET 2000 STOCK OPTION PLAN, INCLUDING

AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE

      The Board is asking you to ratify and approve the Instinet 2000 Stock Option Plan, as amended and restated subject to stockholder approval (the “Option Plan”), including the increase in the number of shares of Instinet common stock that may be issued under the Option Plan by 10,000,000 shares from 34.1 million shares (or approximately 10.3% of the total shares outstanding) to 44.1 million shares (or approximately 13.3% of the total shares outstanding).

      As of February 29, 2004, we had granted to our employees and directors options to purchase 33.0 million shares, with exercise prices that range from $3.25 to $18.70 per share. We have made broad-based grants each year starting in 2000, when the Option Plan was first adopted, through 2004. We look to continue to use our Option Plan, but in a more focused fashion, to complement the other components of our compensation strategy.

      The market value of a share of Instinet common stock as of Friday, February 27, 2004 was $7.07, the closing selling price, regular way as reported on NASDAQ on such date.

The Instinet 2000 Stock Option Plan

      The purpose of the Option Plan is to promote the interests of the Corporation and its stockholders by providing the Corporation’s directors and the key employees of the Corporation and certain of its affiliates with an appropriate incentive to encourage them to continue in the employ of the Corporation or such affiliate and to encourage them to secure or increase their stock ownership in the Corporation. A copy of the amended and restated Option Plan is attached as Appendix D, and a brief summary of its principal terms is provided below.

Principal Terms of the Option Plan

Aggregate Number of Shares Available for Issuance under the Option Plan	34.1 million shares prior to the proposed increase; after the proposed increase, 44.1 million shares. If any options expire or terminate without having been exercised in full, the shares with respect thereto which were not issued shall again be available for grant, as well as any shares used by a participant to satisfy exercise price or tax withholding requirements.

Participants	(i) Members of the Board (unless prohibited without consent of Reuters stockholders) and (ii) current or prospective employees of the Corporation and certain of its affiliates designated by the Board. The approximate number of Board members and employees eligible to be granted options under the Option Plan as of February 29, 2004 were 6 and 1,050, respectively.

Option Grants	Grants of options shall be made by the Compensation Committee administering the Option Plan. During the term of the Option Plan, no participant will be granted options to purchase more than 3,500,000 shares available under the Option Plan. In determining option grants with respect to participants, the Compensation Committee may consider the nature of the services rendered by the employees and directors, their present and potential contribution to the success of the Corporation and its affiliates and such other factors as it, in its discretion deems relevant.

Types of Options	Non-qualified stock options.

Exercise Price of Options	Determined by the Compensation Committee, provided that the exercise price of options granted shall not be less than the fair market value of the underlying shares on the date of grant. Fair market value is generally based on the reported closing selling price, regular way, on the preceding day on the principal securities exchange or national market system on which the shares are then listed for trade (unless shares were not sold the preceding day, in which event such price on the next preceding day shares were sold shall be used). If the shares are not listed on an established stock exchange or national market system, fair market value is determined by the Compensation Committee in good faith based upon an independent appraisal report (x) reviewed by the Board of Directors of Reuters while Reuters owns more than 50% of the Shares and (y) approved by the Board.

Vesting (i.e., date options become exercisable)	Generally, an option shall vest and become exercisable (i) as to one-half of the shares subject thereto, on the first anniversary of the date of grant, (ii) with respect to one-half of the shares subject thereto, an additional 1/36 of such shares on the last day of each of the following 35 calendar months, and (iii) as to the remaining shares subject thereto, on the fourth anniversary of the date of grant; provided no option shall vest prior to the first anniversary of the date of grant, except with the consent of the Compensation Committee.

Option Term	Determined by the Compensation Committee, but not to exceed 10 years from date of grant.

Effect of Termination of Employment on Options (unless otherwise determined by the Compensation Committee)	By the Corporation (or affiliate) for Cause (as defined in the Option Plan) — all options (whether or not vested) shall be canceled as of the date of such termination.

Death/ Disability (as defined in the Option Plan) — all options shall vest immediately and remain exercisable until the earlier of the first anniversary of the date of such termination and the end of their original term and then expire.

By the Corporation (or affiliate) without Cause within one year after a Change of Control (as defined in the Option Plan) — generally, (i) any options (or portions thereof) not scheduled to vest within one year after the date of such termination shall be canceled as of the date of such termination; (ii) remaining options (or portions thereof) shall continue to vest during the year following such termination in accordance with their original schedule; and (iii) all vested options shall remain exercisable until the earlier of 30 days after the expiration of the year following such termination and the end of their original term and then expire.

Retirement with Consent of the Committee, with respect to options granted prior to March 2, 2001 only — (i) unvested options shall expire as of the date of such termination and (ii) vested options shall remain exercisable until the earlier of the third anniversary of the date of such termination and the end of their original term and then expire.

Qualifying Retirement (as defined in the Option Plan), with respect to options granted on and after March 2, 2001 only — (i) unvested options shall continue to vest until the third anniversary of the date of such termination and (ii) all options that have vested by such third anniversary shall remain exercisable until the earlier of 30 days following such third anniversary and the end of their original term and then expire.

Termination for any reason not described above, with respect to options granted prior to March 2, 2001 only — (i) unvested options shall expire as of the date of such termination and (ii) vested options shall remain exercisable until the earlier of 60 days following the date of such termination and the end of their original term and then expire.

Termination for any reason not described above, with respect to options granted on and after March 2, 2001 only — (i) if the Participant is entitled to severance payments and executes a valid release and waiver, then (a) unvested options shall continue to vest during any applicable period following such termination in which the participant is entitled to severance payments (pursuant to an effective employment agreement or as determined by the Corporation at the time of termination), and (b) all options that have vested by the end of such period shall remain exercisable until the earlier of 30 days following the end of such period and their original term and then expire; or (ii) if the participant is not entitled to severance payments, then (a) unvested options shall expire as of the date of such termination, and (b) vested options shall remain exercisable until the earlier of 60 days following the date of such termination and the end of their original term and then expire.

Transfer Restrictions with Respect to Options	No option is assignable or transferable, except by will and/or the laws of descent and distribution and, during a participant’s lifetime, each option granted to him/her may be exercised only by him/her.

Amendment/ Termination of Option Plan	The Option Plan may be amended or terminated in the discretion of the Board, subject to certain limitations described in the Option Plan including an increase in the number of shares available for grant, which requires the approval of the majority of the Corporation’s common stock present in person or by proxy at an annual or special stockholders’ meeting.

Option Plan Administrator	The Compensation Committee has complete authority, in its discretion, to interpret the Option Plan, to prescribe, amend and rescind rules relating to the Option Plan, to determine the participants who will receive options and to determine the terms and provisions of such options. The Compensation Committee’s determination on such matters shall be conclusive.

Adjustments	The Compensation Committee may equitably adjust the number or kind of shares and/ or the exercise price of the options to take into account any corporate transactions or other events affecting the

Corporation’s capitalization or, with respect to certain transactions, the Compensation Committee may arrange for the assumption of the options by a surviving entity or may cancel outstanding options for a payment, as determined by the Compensation Committee in its discretion. In the event of the dissolution or liquidation of the Corporation, each option, to the extent not exercised, shall terminate.

Principal U.S. Federal Income Tax Consequences

      The following is a brief description of the principal U.S. federal income tax consequences of the grant and exercise of options under the Option Plan.

      A participant is not taxed upon grant of an option. A participant will have ordinary income upon exercise of an option in an amount equal to the excess of the fair market value on the exercise date of the shares purchased over the exercise price paid upon exercise. Upon subsequent disposition of the shares acquired on exercise, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss, depending on the length of time the participant held the shares.

      If the participant surrenders previously owned shares in payment of any or all of the exercise price of an option, the shares received upon exercise of such option equal in number to the previously-owned shares so surrendered would have the tax basis and capital gain holding period applicable to such surrendered shares. The additional shares received upon exercise would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the exercise date.

      Tax Withholding. Federal, State and local income and payroll taxes are generally required to be withheld by the participant’s employer on the amount of ordinary income recognized by the participant upon exercise of an option. The Corporation will require the participant to enter into an arrangement with the Corporation regarding any required tax or other withholding, including the withholding of shares that would otherwise be delivered to the participant (but only the minimum amount necessary to satisfy applicable tax withholding requirements).

      Excise Tax. If the exercisability of an option is accelerated due to a change in control of the Corporation, under certain circumstances, the participant may incur a 20% excise tax with respect to such acceleration.

      Consequences to the Corporation. The Corporation or affiliate that employs a participant shall, subject to certain limitations regarding change in control payments, generally be entitled to a U.S. federal income tax deduction in an amount equal to the amount of any ordinary income recognized by a participant upon the exercise of an option. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the ability of a publicly held company to deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of a taxable year, is the Corporation’s chief executive officer or among one of its four other highest compensated officers for that year unless the compensation qualifies as “performance-based compensation” or meets another exception in Section 162(m). Generally, options granted under the Option Plan may be deductible by the Corporation without regard to the Section 162(m) limit; however under certain circumstances, the compensation attributable to stock options granted under the Option Plan may be subject to this deduction limit.

      The following table sets forth the number of stock options granted under the Option Plan beneficially held as of February 29, 2004 by each of the named executive officers, each nominee for election as a director, all current executive officers as a group, all non-executive officer directors as a group and all non-executive officer employees as a group.

Number of Shares
Name	Underlying Stock Options

Edward J. Nicoll(1)	2,140,244
Todd W. Burns	467,656
John Fay(2)	820,670
Michael Plunkett	663,478
Natan Tiefenbrun	689,976
Peter Job	66,869
John Kasich	66,869
Kay Koplovitz	66,869
Stephen Pagluica	0
Devin Wenig	0
Current Executive Officers As a Group (8 persons)(3)	6,528,160
Current Non-Executive Officer Directors As a Group (11 persons)	998,192
Current Non-Executive Officer Employees As a Group (Approximately 1,000 persons)(4)	Approx. 25.5 million

(1)	Includes 65,244 options awarded under the Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed by the Corporation in connection with its acquisition thereof.

(2)	Includes 45,670 options awarded under the Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed by the Corporation in connection with its acquisition thereof.

(3)	Includes 185,682 options awarded under the Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed by the Corporation in connection with its acquisition thereof.

(4)	Includes approximately 740,000 options awarded under the Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed by the Corporation in connection with its acquisition thereof.

Board Recommendation

      The Board believes that it is in the best interests of the Corporation for its stockholders to ratify and approve the Option Plan, including the increase in the number of shares reserved for issuance, so that the Corporation can continue to attract and retain employees and directors in a manner that is consistent with Corporation’s philosophy of incentivizing employees and directors based upon increases in the underlying stock price. Further, the ratification and approval of the Option Plan by the Corporation’s stockholders will also enable the Corporation to comply with the requirements of Section 162(m) of the Internal Revenue Code and, therefore, preserve the deductibility of performance-based compensation paid under the Option Plan. The tax benefits derived from such deductions preserve corporate assets and benefit the Corporation and its stockholders.

      The Board unanimously recommends that you vote “FOR” the ratification and approval of the Instinet 2000 Stock Option Plan, as amended and restated, including an increase in the number of shares reserved for issuance.

APPROVAL OF THE INSTINET 2004 PERFORMANCE SHARE PLAN

      The Board also asks that you approve the Instinet 2004 Performance Share Plan (the “Share Plan”), our proposed new long-term incentive plan for our employees. The Share Plan is a deferred stock issuance plan, wherein rights to the underlying shares vest at the conclusion of three-year performance cycles, but only if the Corporation achieves specified performance goals as established by the Compensation Committee.

      They key drivers of our proposal for the Share Plan are employee retention, reward for longer term performance, market competitiveness and linkage to increases in stockholder value.

      The purposes of the Share Plan are to incentivize and encourage employees of the Corporation to achieve predetermined performance goals and to obtain a stake in the growth and prosperity of the Corporation. A copy of the Share Plan is attached as Appendix E and a brief summary of its principal terms is provided below.

Principal Terms of the Share Plan

Aggregate Number of Shares Available for Issuance under the Share Plan	20 million shares. If any portion of any performance share award is forfeited, cancelled, terminated or satisfied without the issuance of stock, the shares of stock underlying such portion of the award shall be added back to the shares available for issuance under the Share Plan and if shares are used to satisfy an employee’s tax withholding obligation, only the number of shares (net of shares tendered or withheld) will be deemed issued under the Share Plan.

Participants	Current or prospective employees of the Corporation and its subsidiaries. The approximate number of employees eligible to be granted performance share awards under the Share Plan as of February 29, 2004 is 1,050.

Performance Share Awards	The Compensation Committee administering the Share Plan shall make annual grants of performance share awards. No more than 5 million shares may be subject to awards granted to any one individual during any one calendar year. In determining performance share awards with respect to participants, the Compensation Committee may consider the nature of the services rendered by the employees, their present and potential contribution to the success of the Corporation and its affiliates and such other factors as are deemed relevant.

Term of Share Plan	No performance share award shall be made after December 31, 2013, although awards outstanding at the time of expiration shall remain payable according to their terms.

Performance Goals	At the beginning of each plan cycle, the Compensation Committee shall determine the specific level or levels of performance for a plan cycle, the attainment of which results in a right to receive a payout under the Share Plan. Unless otherwise specified, the setting of a threshold performance goal, target performance goal and maximum performance goal, each with differing payouts, shall further differentiate the goals.

Performance Measures	Specific measures of performance of the Corporation, a subsidiary, an affiliate or any business unit thereof (i.e., stock price, total stockholder return, expense management, net earning (before or after taxes), earnings per share and earnings before or after taxes, interest, depreciation and/or amortization, return on equity, return on investment, performance versus peer group, profit growth, cash flow growth, market share, net income (before or after taxes) and revenue growth) shall be specified by the Compensation Committee with regard to each plan cycle.

Threshold, Target, Maximum Value	The actual number of shares to be paid out, for attainment of the threshold, target and maximum performance goals, respectively, will be determined by the Compensation Committee at the beginning of each plan cycle.

Plan Cycle	The three-year period beginning on January 1, 2004, and ending December 31, 2006, and each successive three-consecutive-year period beginning on each January 1 thereafter, or such other period selected by the Compensation Committee.

Effect of Termination of Employment on Performance Share Awards	Unless otherwise determined by the Compensation Committee, terminations of employment will have the following effect on the performance share awards under the Share Plan:

By (i) the participant for any reason other than death, Disability, Retirement, or Good Reason (as each is defined in the Share Plan) or (ii) the Corporation for Cause (as defined in the Share Plan): all performance share awards not yet distributed, whether or not such termination occurs during the term of the plan cycle, shall automatically be forfeited.

By (i) the participant for Good Reason, Disability, Retirement, or death or (ii) the Corporation for any reason other than Cause: participant shall be entitled to receive payouts for any plan cycle that has closed but not yet been paid, and the pro rata payout for each partial plan cycle as provided in the Share Plan.

Required Stockholding	Generally, shares of stock with a value equal to 50% of the net, after-tax value of each participant’s payout will be required to be retained by the participant until his or her employment is terminated.

Change in Control	Upon a change in control, each participant will receive the payout for any plan cycle that has closed and, with respect to any plan cycle which has not closed, each participant will receive a pro rata payout for the portion of the plan cycle completed prior to the change in control, based on the payout the participant would have received if the target performance goals were achieved with respect to each performance measure.

Transfer Restrictions with Respect to Performance Share Awards	No performance share award will be assignable or transferable, except by will and/or the laws of descent and distribution.

Amendment/ Termination of Share Plan	The Share Plan may be amended or terminated in the discretion of the Board, subject to certain limitations described in the Share Plan, including an increase in the number of shares available for issuance, which requires the approval by the Corporation’s stockholders. Upon a termination of the Share Plan in the middle of a plan cycle, a participant may receive a pro rata payout, based on the achievement of the performance goals at that time.

Share Plan Administrator	The Compensation Committee has complete authority, in its discretion, to interpret the Share Plan, to prescribe, amend and rescind rules relating to the Share Plan, to establish the performance measures for each plan cycle, to accelerate the payment of any award, to determine the participants who will receive performance share awards and to determine the terms and provisions of such awards. The Compensation Committee’s determination on such matters shall be conclusive.

Adjustments	The Compensation Committee may make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Share Plan, or that may be granted to any employee in a calendar year (ii) the number or kind of shares or other securities subject to any then outstanding awards and (iii) other terms of awards (including performance goals) to take into account any merger consolidation, other corporate transactions or events affecting the Corporation or certain unforeseen events such as change in law or accounting principles.

Principal U.S. Federal Income Tax Consequences

      The following is a brief description of the principal U.S. federal income tax consequences relating to awards under the Share Plan.

      A participant is not taxed upon grant of a performance share award. A participant will have ordinary income upon the payout of the performance share award in an amount equal to the fair market value of the shares received at the time of payout. Upon subsequent disposition of the shares acquired, any appreciation or depreciation after the date of payout is treated as either short-term or long-term capital gain or loss, depending on the length of time the participant held the shares.

      Tax Withholding. Federal, State and local income and payroll taxes are generally required to be withheld by the participant’s employer on the amount of ordinary income recognized by the participant upon payout of a performance share award. The Corporation will require the participant to enter into an arrangement, satisfactory to the Compensation Committee, regarding any required tax or other withholding, including the withholding of shares that would otherwise be delivered to the participant (but only the minimum amount necessary to satisfy applicable tax withholding requirements).

      Excise Tax. If the payout with regard to a performance share award is accelerated due to a change in control of the Corporation, under certain circumstances, the participant may incur a 20% excise tax with respect to such acceleration.

      Consequences to the Corporation. The Corporation or affiliate that employs a participant shall, subject to certain limitations regarding change in control payments, generally be entitled to a U.S. federal income tax deduction in an amount equal to the amount of any ordinary income recognized by a participant upon the payout of the performance share award. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the ability of a publicly held company to deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of a taxable year, is the Corporation’s chief executive officer or among one of its four other highest compensated officers for that year unless the compensation qualifies as “performance-based compensation” or meets another exception in Section 162(m). Generally performance shares paid out under the Share Plan may be deductible without regard to the Section 162(m) limit; however, under certain circumstances, the compensation attributable to performance share awards granted under the Share Plan may be subject to this deduction limit.

      The following table sets forth the number of performance shares to be granted in 2004 under the Share Plan, if approved by the stockholders, to each of the named executive officers, each nominee for election as a director, all current executive officers as a group, all non-executive officer directors as a group and all non-executive officer employees as a group. Performance share awards granted in 2004 will be paid out, if at all, in

February 2007, after the completion of the three-year plan cycle subject to the terms and conditions of the Share Plan.

Target Number of
Name	Performance Shares

Edward J. Nicoll	200,000
Todd W. Burns	90,000
John Fay	110,000
Michael Plunkett	90,000
Natan Tiefenbrun	90,000
Peter Job	0
John Kasich	0
Kay Koplovitz	0
Stephen Pagluica	0
Devin Wenig	0
Executive Officers As a Group (8 persons)	830,000
Non-Executive Officer Directors As a Group (11 persons)	0
Non-Executive Officer Employees As a Group (Approximately 1,000 persons)	1,470,000

Board Recommendation

      The Board believes that this new proposed long-term incentive plan, if approved by the Corporation’s stockholders, will establish an effective linkage between corporate performance and increase in stockholder value. Moreover, the Share Plan will provide a retention mechanism for our employees, while using significantly fewer shares than many other traditional equity-based compensation plans. Further, your approval of the Share Plan will enable the Corporation to comply with the requirements of Section 162(m) of the Internal Revenue Code and, therefore, preserve the deductibility of performance-based compensation paid hereunder. The tax benefits derived from such deductions preserve corporate assets and benefit the Corporation and its stockholders.

      The Board unanimously recommends that you vote “FOR” the approval of the Instinet 2004 Performance Share Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The following tables show, as of February 29, 2004, the Instinet equity securities and the Reuters equity securities beneficially owned by each person believed by the Corporation to own more than 5 percent of the Corporation’s Common Stock, each current director, each nominee for election to the Board of Directors, each of the five named executive officers as defined in the Summary Compensation Table on page 31, and all of the directors and executive officers as a group. As of February 29, 2004, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of less than 1% of the Corporation’s Common Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of slightly more than 1% of the Common Stock.

      Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Shares of Common Stock that a person has the right to acquire within 60 days of February 29, 2004, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

      Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Instinet Share Ownership

	Number of		Percentage
	Instinet Shares		of Instinet
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(1)		Stock

Other Stockholders
Reuters Group PLC	206,900,000		62.6%
85 Fleet Street London EC4P 4AJ
Directors, Nominees and Executive Officers
Edward J. Nicoll	2,325,561		*
Todd W. Burns	201,361		*
John Fay	265,540		*
Michael Plunkett	324,426		*
Natan Tiefenbrun	344,162		*
Ian Strachan	38,498	(2)(5)	*
Thomas Glocer	1,000	(2)	*
85 Fleet Street London EC4P 4AJ
John Bogle	38,840		*
David Grigson	1,000	(2)	*
85 Fleet Street London EC4P 4AJ
Sir Peter J. D. Job	28,172		*
85 Fleet Street London EC4P 4AJ
John Kasich	28,840		*
Kay Koplovitz	28,840		*
C. Kevin Landry	10,266	(3)	*
Mark Nienstedt(6)	596,549		*

	Number of	Percentage
	Instinet Shares	of Instinet
	Beneficially	Common
Name and Address of Beneficial Owner	Owned(1)	Stock

Stephen Pagliuca	0 (4)	0
Devin Wenig	1,000 (2)	*
All directors and executive officers as a group (19 persons)	4,907,019	1.5%

*	Less than 1%.

(1)	Included in the number of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under the Instinet 2000 Stock Option Plan:

Mr. Nicoll	648,767	Mr. Nienstedt	587,053
Mr. Burns	201,361	Mr. Bogle	28,840
Mr. Fay	265,540	Mr. Job	27,172
Mr. Plunkett	320,426	Mr. Kasich	28,840
Mr. Tiefenbrun	341,662	Ms. Koplovitz	28,840
All director and executive officers as a group 3,150,665

(2)	Excludes 206,900,000 shares owned by Reuters, as to which Messrs. Strachan, Glocer, Grigson and Wenig disclaim beneficial ownership.

(3)	Excludes 13,657,446 shares owned by the TA Group entities, as to which Mr. Landry disclaims beneficial ownership, except to the extent of shares disclosed.

(4)	Excludes 10,123,864 shares owned by Bain Capital, Inc., as to which Mr. Pagliuca disclaims beneficial ownership.

(5)	Included in the number beneficially owned by Mr. Strachan are 20,718 restricted stock units (RSUs) that will vest into actual Instinet shares on May 14, 2004, provided that he continues to serve on the Board through such date.

(6)	In February 2003, Mr. Nienstedt resigned from his position as President of Instinet, however, Mr. Nienstedt continues to serve as an officer of Instinet. Mr. Nienstedt has also resigned from Instinet’s Board of Directors, effective as of May 19, 2004.

Reuters Share Ownership

	Number of Reuters	Percentage
	Shares	of Reuters
Name and Address of Beneficial Owner	Beneficially Owned(1)	Common Stock

Edward J. Nicoll	0	0
Todd W. Burns	624	*
John F. Fay	0	0
Michael Plunkett	0	0
Natan Tiefenbrun	0	0
Ian Strachan	15,500	*
Thomas Glocer
85 Fleet Street
London EC4P 4AJ	367,773 (1)	*
John Bogle	0	0
David Grigson
85 Fleet Street
London EC4P 4AJ	48,430	*

	Number of Reuters	Percentage
	Shares	of Reuters
Name and Address of Beneficial Owner	Beneficially Owned(1)	Common Stock

Sir Peter J. D. Job
85 Fleet Street
London EC4P 4AJ	226,506 (2)	*
John Kasich	0	0
Kay Koplovitz	0	0
C. Kevin Landry	0	0
Mark Nienstedt(3)	8,126	*
Stephen Pagliuca	0	0
Devin Wenig	153,075 (4)	*
All directors and officers as a group (19 persons)	820,034	*

*	Less than 1%.

(1)	Included in the number of shares beneficially owned by Mr. Glocer are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Plan 2000	2,000
Executive Stock Option	13,716
Deferred Bonus Share Plan	135,000

(2)	Included in the number of shares beneficially owned by Mr. Job are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Executive Stock Option	176,506

(3)	In February 2003, Mr. Nienstedt resigned from his position as President of Instinet, however, Mr. Nienstedt continues to serve as an officer of Instinet. Mr. Nienstedt has also resigned from Instinet’s Board of Directors, effective as of May 19, 2004.

(4)	Included in the number of shares beneficially owned by Mr. Wenig are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Director Stock Option Plan	72,721
Plan 2000	2,000

REPORT OF THE AUDIT COMMITTEE

      In accordance with its Charter (a copy of which is included as an Appendix A to the Proxy Statement and can be found on our website at http://www.instinetgroup.com), the Audit Committee approves and reports to the Board of Directors on the scope and fees of prospective annual audits and the results thereof and assists the Board of Directors in its oversight of (i) the Corporation’s financial reporting practices and principles, including but not limited to the CEO and CFO financial reporting certifications required by the Sarbanes-Oxley Act of 2002 and the adequacy of the processes and controls related thereto, (ii) the quality of the Corporation’s system of internal controls, disclosure controls and procedures and measures to assure compliance with the Corporation’s policies and procedures and financial controls, (iii) the effectiveness of the Corporation’s risk management processes and (iv) the independence and performance of the Corporation’s independent auditors. The Audit Committee held six meetings during 2003. The Audit Committee is composed of four independent, non-employee directors, and the Board has determined that each Committee member is independent within the meaning of applicable SEC rules and the listing standards of NASDAQ currently in effect. The Board of Directors has also determined that two of the Committee’s members, John Bogle and Ian Strachan, each qualify as an “audit committee financial expert” within the meaning of applicable SEC and NASD rules for purposes of Audit Committee representation.

      Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, financial reporting practices and principles and internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

      The Audit Committee has met with management and the Corporation’s independent auditors and has reviewed and discussed the Corporation’s audited financial statements as of and for the year ended December 31, 2003 with them. The Audit Committee has also discussed with management critical accounting policies and the processes and controls related to the CEO and CFO financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Corporation’s periodic filings with the SEC.

      The Audit Committee has also discussed with the Corporation’s independent auditors the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended. The Audit Committee has also received and reviewed the written disclosures and the letter from the Corporation’s independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Corporation’s independent auditors that firm’s independence. In assessing the independent auditor’s independence, the Audit Committee has considered whether the provision of the services rendered by the independent auditor is compatible with maintaining that firm’s independence. All audit or permitted non-audit services provided by the independent auditor must be specifically approved by the Audit Committee.

      During fiscal 2003, the Audit Committee performed all of its duties and responsibilities under the then applicable Audit Committee Charter. In addition, based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

      This report has been furnished on behalf of the Board of Directors by members of its Audit Committee.

John Bogle, Chairman

Ian Strachan
John Kasich
Kay Koplovitz

REPORT OF THE COMPENSATION COMMITTEE

      This is our third report to you, the stockholders of Instinet Group Incorporated. During 2003, the Compensation Committee of the Board of Directors was composed of Glenn Hutchins, as Chairman of the Committee, and Ian Strachan, John Bogle and John Kasich as Committee members. Mr. Hutchins resigned from both the Board of the Corporation and the Committee with effect from December 8, 2003. On December 18, 2003, Mr. Strachan was appointed, on an interim basis, as Chairman of the Committee. Messrs. Strachan, Bogle and Kasich are each independent directors of the Corporation who are not, and have never been, officers or employees of Instinet or any of its affiliates. Mr. Strachan is an independent director of Reuters Group PLC, which owns approximately 62.6% of our outstanding shares. The Compensation Committee met five times during 2003, with each member attending 100% of the meetings.

      The Compensation Committee is directly responsible for developing and administering the compensation program for senior executive officers of Instinet.

The Role and Responsibilities of the Committee

      The Committee’s charter obligates it to determine and approve the salaries and other compensation arrangements for the Chief Executive Officer (“CEO”) and the senior executives reporting directly to the CEO. In addition, the Committee administers the Instinet 2000 Stock Option Plan and Annual Bonus Plan and has oversight over other broad-based incentive or remuneration plans. We set the executive compensation philosophy and strategy for Instinet and select the peer companies against which the competitiveness of our compensation and relative performance is compared.

      We articulate and define those corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives and set the CEO’s compensation level based on this evaluation. We likewise are responsible for determining and approving the annual compensation for the senior executives reporting directly to the CEO. We delegate to the CEO authority and discretion to administer compensation for all employees other than the CEO and the Corporation’s other executive officers subject to the submission of annual summary reports to the Committee.

      The Committee has the authority, if appropriate or desirable, to receive support from an independent executive compensation consulting firm or other professionals who would be responsible to us on matters of executive compensation. In calendar year 2003, we did not use any compensation consultants, but in January 2004, we retained the Hay Group to advise and counsel the Committee in the creation of the Instinet 2004 Performance Share Plan, which will be presented to the stockholders for approval at the Annual Meeting.

Compensation Philosophy and Strategy

      Instinet’s objective is to provide a total compensation program, which is competitively attractive in our marketplace and tied to firm and individual performance. We compete with others for talented employees and are seen within the electronic brokerage industry by our newer competitors as a prime source of talented employees. Compensation is an important element in our ability to attract and retain the executives and employees we need to accomplish our goals. Equally important, we strive for fairness in compensation administration, both internally and in our external comparisons.

      Overall, the same principles that govern the compensation of all our employees apply to our executives. Within this framework, the Committee believes:

•	A significant portion of executives’ compensation should be tied to the earnings of the Corporation;

•	Executives should have a greater portion of total compensation at risk than other Instinet employees; and

•	The interests of executives should be linked with those of stockholders through the risks and rewards of Instinet stock ownership over time.

      Specifically, our strategy for executive compensation is to have base salaries that reflect competitive levels in the marketplace for positions of similar responsibility and scope, annual incentives that provide an upside opportunity when the Corporation’s goals are met and longer-term incentives in the form of stock options and/or performance shares (if the Instinet 2004 Performance Share Plan is approved) to align the interests of our key executives and employees with our stockholders.

      At the top management level, we compare our total compensation opportunities (salaries, annual bonuses, stock options and/or other equity-based compensation) with a carefully selected group of publicly held peer companies, including those in the electronic brokerage industry. These overlap with but are more selective than the 54 companies that currently comprise the SNL All Broker/ Dealers Index shown on our stock performance graph on page 36.

      Instinet’s policy is to maximize wherever possible the tax deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, by using performance-based incentives, including stock options, and/or performance shares (if the Instinet 2004 Performance Share Plan is approved), but we reserve the flexibility to pay compensation that may not be deductible if we believe it is in the interests of the Corporation and its stockholders.

Program Elements and 2003 Results

      In 2003, the building blocks of total compensation at Instinet were base salaries, annual incentive bonuses, and annual grants of Instinet stock options. Although we have also used restricted stock selectively in the past to aid in recruiting and retaining talented employees critical to our future, we did not do so in 2003.

Base Salaries

      Base salaries reflect market considerations, the relative importance and internal value of the position and the individual’s experience and contribution to performance. We assess individual performance annually but adjust salaries less frequently, as is the practice in the financial services industry. Although Mr. Nicoll, who has been our CEO since September 2002, is contractually entitled to an annual base salary of $600,000, he (along with other executive officers whose base salaries exceed $200,000 annually) voluntarily agreed to a 15% salary reduction for 2003. Thus, Mr. Nicoll received $510,000 in base salary in 2003 and was reinstated to a $600,000 annual base salary, effective January 1, 2004.

Annual Incentives

      Our Annual Bonus Plan covers all employees from top to bottom, except for sales and trading positions (which are covered by a revenue-based or commission plan) and certain specialized affiliates. It is a goal-driven plan based on Corporation-wide profit performance in relation to budget goals, which the Committee establishes at the start of each calendar year. Bonuses are paid in cash.

      The Annual Bonus Plan with respect to 2003 was designed to be driven primarily by profitability. Although we also established certain broad strategic goals (discussed below), the plan was a formulaic one, with the overall size of the bonus pool determined as a straightforward calculation derived from the operating results of the Corporation. As a direct result of the Corporation’s “break-even” results for the year, we approved an overall 2003 bonus pool of $14.5 million, the minimum pool agreed by the Committee in early 2003. We also approved the payment of a supplemental $2.5 million in Technology Retention and Technology Milestone bonuses, as additional incentives for the staff performing the critical technical work that needed to be completed in 2003, as the Instinet and Island systems were combined and rationalized.

      In light of the Corporation’s results in 2003, aggregate Corporation-wide annual bonus payments were reduced from $24.0 million for 2002 to $17.0 million (including the supplemental Technology pools) in 2003.

      We also established strategic goals for the Corporation of (i) achieving at least $167 million of cost savings off the annual run rate as measured in the third quarter of 2002; and (ii) restructuring the Corporation into separate operating segments with more focused financial information systems. While the Corporation achieved both of these strategic goals, these accomplishments did not change the calculation of the bonus pool.

      Actual bonus awards to the executive officers and to staff were then determined based on evaluations of individual performance against individual strategic objectives as recommended by the CEO and approved by the Committee. The CEO’s award was determined independently by the Committee.

      Mr. Nicoll’s Employment Agreement with the Corporation dated September 20, 2002, which we approved at the time of the acquisition of Island, provides that his 2003 annual incentive payment under the Annual Bonus Plan would be targeted at $2 million. The agreement further provides that the target would be payable to Mr. Nicoll if we determined “that the Corporation has achieved 100% of the performance objectives relating to the integration of the businesses, and any other financial performance targets” established by us for 2003. Although the Corporation’s financial performance targets were not achieved, in recognition of Mr. Nicoll’s success in integrating and restructuring the business while simultaneously reducing the expense base, we decided to award Mr. Nicoll $1.5 million (75% of target) as a 2003 incentive payment under the Annual Bonus Plan.

Instinet 2000 Stock Option Plan

      For the last several years, our long-term incentives have been stock options granted under the Instinet 2000 Stock Option Plan. Options are granted annually, typically in the first quarter of the year, have exercise prices equal to 100% of fair market value at grant, and have maximum option terms of seven years from grant.

      In March 2003, consistent with our long term incentive practice, we approved option grants to a total of 279 key employees for an aggregate grant of options covering 10,000,000 shares (or approximately 3% of the outstanding shares) of the Corporation. Half of the options granted by us in March 2003 vest on the first anniversary of grant, and the remaining half vest 1/36 per month over the following three years. We granted Mr. Nicoll options covering 750,000 shares as part of this March 2003 award to key employees. Mr. Nicoll was granted an additional 300,000 options on April 30, 2003, which grant had been agreed by the Corporation as part of Mr. Nicoll’s Employment Agreement dated September 20, 2002.

      We strive to limit yearly option grants to about 3.6% of our outstanding shares, exclusive of add-backs because of forfeitures and cancellations. In approving individual grants, we consider market competitiveness, organizational positions, individual performance and share availability.

      At the Annual Meeting, the Corporation will seek ratification and approval of the Instinet 2000 Stock Option Plan, including an approval to increase the number of shares reserved for issuance by 10,000,000 shares.

Instinet 2004 Performance Share Plan

      In early 2004, the Committee decided to implement a performance share plan as the new long-term incentive plan for the benefit of our employees. To assist in the creation and drafting of such a plan, we retained the Hay Group as our executive compensation advisors. The Instinet 2004 Performance Share Plan will be presented to our stockholders for approval at this year’s Annual Meeting. The plan is a deferred stock issuance plan, wherein an employee becomes entitled to shares under the plan three years after grant, but only if the Corporation achieves certain specified performance objectives over the three year period. For grants to be made in 2004 (assuming stockholder approval), we have established a target return on equity as the critical performance objective. The key drivers of this plan are employee retention, reward for longer term performance, market competitiveness and linkage to increases in stockholder value.

Closing Comments

      The Committee believes that the caliber and motivation of Instinet’s executives and the quality of their leadership make a significant difference in the long-term performance of the Corporation. The Committee further believes that compensation should vary with the Corporation’s financial performance so that executives are well rewarded when performance meets or exceeds goals established by the Committee, with commensurate downside risk when performance falls below our goals.

      The members of the Compensation Committee have furnished this report on behalf of the Board of Directors.

Ian Strachan, Chairman

John C. Bogle
John Kasich

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth certain summary information for the fiscal years ending December 31, 2001, December 31, 2002 and December 31, 2003, concerning the compensation awarded to, earned by or paid to (i) our Chief Executive Officer during 2003 and (ii) our four most highly compensated executive officers who were serving as executive officers as of December 31, 2003 (we refer to these officers as the “named executive officers”).

I.     Summary Compensation Table

						Long-term Compensation

						Awards		Payouts
		Annual Compensation
						Restricted	Securities
					Other Annual	stock	underlying	LTIP	All other
Name and principal position					Compensation	awards	options	Payouts	Compensation
At December 31, 2003	Year	Salary ($)	Bonus ($)(1)		($)(2)	($)(3)	(#)	($)(6)	($)(4)

Edward J. Nicoll(5)	2003	510,000	1,500,000				1,050,000		3,000
Chief Executive Officer	2002	150,000	425,000	(7)		139,726	575,000		12,188
	2001

Todd Burns	2003	200,000	925,000				120,000		3,000
Executive Vice President	2002	200,000	1,085,000				105,701		16,250
Head of Lynch Jones &	2001	200,000	739,909				31,623		13,813
Ryan

John Fay(5)	2003	276,250	900,000				375,000		3,000
Executive Vice President	2002	81,250	250,000	(7)			150,000
Chief Financial Officer	2001

Michael Plunkett	2003	200,000	1,000,000				240,000		3,000
Executive Vice President	2002	200,000	850,000				160,000	18,750	15,594
Head of Domestic	2001	175,000	1,100,000				54,179		8,156
Brokerage

Natan Tiefenbrun	2003	200,000	900,000		57,492		240,000
Executive Vice President	2002	200,000	750,000		57,492		160,000	112,680
Head of Int’l Brokerage	2001	200,000	900,000		57,492		74,478

(1)	The amounts include annual bonuses earned in 2001, 2002 and 2003 and paid in 2002, 2003 and 2004, respectively.

(2)	The amounts disclosed in this column include our payments to Mr. Tiefenbrun of $57,492 in each of 2001, 2002 and 2003 as a housing allowance.

(3)	Pursuant to the terms of his employment agreement with the Corporation, Mr. Nicoll elected to receive 50% of his minimum 2002 bonus for the post-closing period, or approximately $139,726, in the Corporation’s shares. The actual number of shares awarded was determined by first deducting aggregate income and employment taxes from the above amount and then dividing the remainder by the closing price of the Corporation’s shares on September 23, 2002, as specified in the agreement. This award was contingent on Mr. Nicoll’s continued employment through December 31, 2002. Mr. Nicoll has now fully vested in those shares.

(4)	The amounts disclosed in this column include our contributions in 2001 and 2002 under the Reuters Retirement Plan, a 401(k) plan, with respect to Messrs. Nicoll, Burns and Plunkett and our contributions in 2003 to the Instinet Retirement Plan, a 401(k) plan, for Messrs. Nicoll, Burns, Fay and Plunkett.

(5)	As Mr. Nicoll and Mr. Fay each became an executive officer of Instinet on September 20, 2002, their 2002 compensation is for the period of September 20, 2002 through December 31, 2002.

(6)	The amounts disclosed in this column for Messrs. Plunkett and Tiefenbrun are payouts pursuant to awards granted in 1999 under the Instinet Equity SUPER Plan. No awards have been made under such plan since 1999, and the plan has been terminated.

(7)	Mr. Nicoll received an additional $375,000 cash bonus attributable to his performance as Chairman of Island Holding Company, Inc., and Mr. Fay received an additional $300,000 cash bonus attributable to his performance as Chief Financial Officer of Island Holding Company, Inc., in each case, for the portion of 2002 that preceded the merger with Instinet.

II. Option Grants In The Last Fiscal Year

      The following table sets forth information regarding grants of options to purchase our securities to the named executive officers in 2003.

	Individual Grants

		Percentage			Potential Realizable Value
	Number Of	Of Total			At Assumed Annual Rates
	Securities	Options			Of Share Price Appreciation
	Underlying	Granted To			For Option Term(4)
	Option	Employees	Exercise Price	Expiration
Name	Granted(1)	in 2003	($/Share)	Date	5%($)	10%($)

Edward J. Nicoll	750,000	7.3%	3.25(2)	3/13/2010	992,307	2,312,498
	300,000	2.9%	3.41(3)	4/30/2010	416,464	970,538
Todd W. Burns	120,000	1.2%	3.25(2)	3/13/2010	158,769	370,000
John F. Fay	375,000	3.6%	3.25(2)	3/13/2010	496,154	1,156,249
Michael Plunkett	240,000	2.3%	3.25(2)	3/13/2010	317,538	739,999
Natan Tiefenbrun	240,000	2.3%	3.25(2)	3/13/2010	317,538	739,999

(1)	All grants were nonqualified stock options. The options were granted under the Instinet 2000 Stock Option Plan and have a seven-year maximum term. Under the applicable option agreements, if a named executive officer’s employment is terminated without cause (as defined in the option plan) or the officer terminates his employment for good reason (as defined in the option plan) within two years following a change in control (as defined in the option plan), that named executive officer’s options that were scheduled to vest by the two-year anniversary of that change in control will continue to vest until that second anniversary (as if that participant has remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon a termination of a named executive officer’s employment for cause, the committee may require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that termination. The option plan also provides that, if a named executive officer’s employment is terminated and that officer is entitled to severance payments from the Corporation or its affiliates and in connection therewith executes a valid release and waiver of the Corporation, then that officer’s options will continue to vest during the applicable severance period (as if the participant has remained employed) and will remain outstanding until the 30th day following the end of the severance period or the end of their original term, whichever occurs first. Pursuant to the applicable option agreements, each named executive officer is subject to non-competition and non-solicitation provisions that, if violated, would permit the Compensation Committee to require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that violation.

(2)	Each option has an exercise price per share equal to the value of our securities on March 12, 2003, as reported by NASDAQ as its closing selling price, regular way. Half of the options will vest on March 13, 2004, and the remaining half vest at a rate of 1/36 per month over the following three years.

(3)	Each option has an exercise price per share equal to the value of our securities on April 29, 2003, as reported by NASDAQ as its closing selling price, regular way. A quarter of the options will vest on April 30, 2004, and the remaining three-quarters vest at a rate of 1/36 per month over the following three years.

(4)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of our securities.

III. Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

      The following table sets forth information regarding the exercise of options on our securities by the named executive officers in 2003 and, on an aggregate basis, information with respect to the value of unexercised options held by these executive officers on December 31, 2003, and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of our common stock, as of December 31, 2003.

			Number Of Securities
			Underlying Unexercised		Value Of Unexercised
	Securities		Options At Fiscal Year-End		In-The-Money Options At
	Acquired	Value	(#)		Fiscal Year-End(1)($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Nicoll	0	$0	16,311	1,673,933	$0	$3,016,500
Todd W. Burns	0	0	136,628	131,028	0	228,000
John F. Fay	0	0	52,180	518,490	90,287	928,037
Michael Plunkett	0	0	190,089	273,389	0	456,000
Natan Tiefenbrun	0	0	209,182	280,794	0	456,000

(1)	The year-end value is based on the value of our securities at the market close as of December 31, 2003, of $5.15 per share, as reported by NASDAQ as the selling price, regular way.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2003, regarding shares that may be issued under our existing compensation plans:

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon	Weighted-Average		Future Issuance Under
	Exercise of	Exercise Price of		Equity Compensation Plans
	Outstanding Options,	Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights		Reflected in Column (a))

	(a)	(b)		(c)
Equity Compensation Plans Approved By Security Holders(1)	N/A	N/A		N/A
Equity Compensation Plans Not Approved By Security Holders(2)	27,099,963	$8.42	(3)(4)	7,038,755 (5)
Total	27,099,963			7,038,755

(1)	We have not previously submitted any equity compensation plan to the Corporation’s stockholders for approval since our initial public offering in May 2001.

(2)	The equity compensation plans under which our equity securities may be issued are the Instinet 2000 Stock Option Plan and our compensation arrangements with Mr. Strachan.

(3)	These numbers do not include options to purchase 953,235 shares, at a weighted average exercise price of $6.05, granted under The Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed in connection with our acquisition thereof. No additional options may be granted under this plan.

(4)	The exercise prices for all options granted prior to September 20, 2002 under the Instinet 2000 Stock Option Plan were adjusted pursuant to the terms of such plan to account for our special dividend of $1.00 per share declared to all stockholders of record on September 19, 2002 and paid on October 3, 2002.

(5)	This total includes securities remaining available for future issuance as of December 31, 2003 under the Instinet 2000 Stock Option Plan only.

Instinet 2000 Stock Option Plan

For a description of the material terms of the Instinet 2000 Stock Option Plan, please see “Ratification And Approval Of The Instinet 2000 Stock Option Plan, Including An Increase In The Number Of Shares Reserved For Issuance” on page 15.

Instinet Group Annual Bonus Plan

Under the Instinet Group Annual Bonus Plan, we establish an annual bonus pool for the entire Corporation, with each major business area sharing in the overall pool. Participants in the bonus plan are eligible to receive bonuses based on their contribution to the success of their particular business area and the Corporation as a whole. The pool available for bonuses generally is based on our pre-tax operating profit for the applicable bonus period. Once the overall bonus pool is calculated at the end of the year, the chief executive officer (CEO) and senior management evaluates the level of success of our major business areas and the CEO recommends bonus levels for such business areas to our Board’s Compensation Committee for approval. As of the beginning of the applicable fiscal year, target bonus amounts are determined with respect to each of our named executive officers. At the end of the year, each target bonus is adjusted, on a sliding scale, based on our pre-tax operating profit. The actual bonus amount paid to the named executive officers is based on the achievement of specific goals relating to our strategic initiatives, the named executive officer’s business area and a subjective evaluation of the named executive officer’s individual performance.

Bonus awards, if any, are communicated and paid to participants, generally in cash following the year-end to which such bonus relates as part of our annual compensation review process, provided the participant is still employed by us on that payment date. Although in the past the Corporation was permitted to pay bonuses in options or other non-cash compensation, the Annual Bonus Plan has been amended to provide that bonus awards, if any, be paid in cash only.

EMPLOYMENT AGREEMENTS

      We have entered into employment agreements with each of Edward Nicoll, Todd Burns, John Fay, Michael Plunkett and Natan Tiefenbrun. The following are summaries of the material provisions of the employment agreements, which are qualified in their entirety by reference to such agreements.

      The employment agreement for Mr. Nicoll provides for an employment term of three years, and those for each of Messrs. Burns, Fay, Plunkett and Tiefenbrun provide for an employment term of two years, in all cases with an automatic one-year extension unless (a) notice of our or the executive’s intention not to extend the employment term is provided to the other party at least six months (for Mr. Nicoll) or at least three months (for Messrs. Burns, Fay, Plunkett and Tiefenbrun) prior to the end of the then-current term or (b) the executive’s employment is terminated sooner under the employment agreement. The agreements provide for an annual base salary of $600,000 for Mr. Nicoll, $350,000 for Mr. Fay, and $300,000 for each of Messrs. Burns, Plunkett and Tiefenbrun. In addition, subject to our Compensation Committee’s review and approval, each executive is eligible to participate in the Annual Bonus Plan, the Instinet 2000 Stock Option Plan, and any other short-term or long-term compensation plan implemented by the Corporation. Mr. Nicoll’s agreement provides for a target bonus of $2 million for 2003, under the Annual Bonus Plan which amount shall be payable if the Compensation Committee determines that the Corporation has achieved 100% of the pre-established objectives relating to integration of the businesses and financial performance.

      With regard to the agreements for each of Messrs. Nicoll, Burns, Fay, Plunkett and Tiefenbrun, in the event of a termination of an executive’s employment by us without “cause” or by the executive for “good reason” (as each term is defined in the applicable employment agreement), we must pay the executive any accrued obligations and, subject to the execution of a release, (i) pay the executive’s base salary following the termination for eighteen months, (ii) pay a pro rata portion of the executive’s annual bonus for the year in which the termination occurs, (iii) pay an amount equal to 150% of the executive’s “average bonus” (i.e., the average of the annual bonuses to the executive for each of the prior three complete fiscal years) and (iv) provide continued medical and health insurance coverage for eighteen months following the executive’s termination of employment, provided the executive makes all timely payments of premiums, contributions and other co-payments. If an executive’s employment is terminated (x) as a result of his death or “disability” (as defined in the applicable employment agreement), (y) by us for cause, or (z) by the executive without good reason, we shall pay the executive any accrued obligations, and in the event of termination as a result of death or disability only, a pro rata portion of the annual bonus based on the number of days the executive was employed by us during the applicable bonus period.

      Each of Messrs. Nicoll, Burns, Fay, Plunkett and Tiefenbrun is subject to customary non-disclosure, non-competition and non-solicitation (of employees and customers) provisions during the period of the executive’s employment with us and for a specified period thereafter.

PERFORMANCE GRAPH

      The following graph presents the cumulative total shareowner return for the period beginning at our initial public offering and ending December 31, 2003 for the Corporation’s Common Stock, as compared to the SNL All Broker/ Dealers Index and to the NASDAQ Composite Index. The figures on the graph assume an initial investment of $100 at the closing price on May 18, 2001.

COMPARISON OF CUMULATIVE TOTAL RETURN

SINCE MAY 18, 2001 (IPO) AMONG INSTINET GROUP INCORPORATED,
NASDAQ COMPOSITE INDEX AND SNL ALL BROKERS/ DEALERS INDEX

	05/18/01	12/31/01	12/31/02	12/31/03
INGP (CLOSING PRICE)	$100.0	$56.9	$31.7	$39.0
NASDAQ COMPOSITE INDEX	$100.0	$88.7	$60.7	$90.5
SNL ALL BROKERS/ DEALERS INDEX	$100.0	$85.4	$63.6	$93.2

Note: Assumes an initial investment of $100 on May 18, 2001. Total return includes reinvestment of dividends only for Instinet Group and SNL Index; the NASDAQ Composite Index does not reflect cash dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Our directors and executive officers file reports with the SEC and NASDAQ indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. The Corporation coordinates with these individuals to file these reports based on information furnished by them, and we retain copies of all such reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of all such reports and written representations from the individuals required to file the reports. Based solely upon our review of copies of the reports and these written representations, the Corporation believes that during the fiscal year ended December 31, 2003, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with in a timely manner.

CODE OF BUSINESS CONDUCT AND ETHICS

      We have adopted a code of conduct known as the Code of Business Conduct and Ethics, which applies to our chief executive officer, chief financial officer or controller and other persons performing similar functions, as well as to our directors and other employees. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations — Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036. We will also post on our website any waiver under the Code of Business Conduct and Ethics granted to any of our directors or executive officers.

CERTAIN BUSINESS RELATIONSHIPS

      We are party to a number of agreements with Reuters which currently owns approximately 62.6% of our outstanding common stock. Also, in connection with our acquisition of Island, we entered into agreements with Reuters, the former principal Island stockholders (TA Associates, Inc. and Bain Capital) and Mr. Nicoll. We have provided below a description of the material terms of each agreement.

Reuters Agreements

Agreements with Bridge Trading

Agreement Providing for Participation in Reuters’ Institutional Order Entry System

      On September 19, 2002, we entered into the Bridge Trading Company Transaction System Agreement with Bridge Trading, a wholly owned broker-dealer subsidiary of Reuters, to participate in the Reuters institutional order entry (IOE) network. This connectivity gives our customers the ability to submit orders to Instinet through the IOE network. Originally, under this agreement we paid standard commercial rates for orders we received through IOE; however, on December 17, 2003, we entered into a supplement amending the fee and termination provisions. Under the supplement, we are responsible for paying all communications charges required for Instinet to access the IOE network instead of paying standard commercial rates for orders we receive through IOE. The agreement now terminates on December 17, 2005, subject to annual renewal thereafter and is subject to termination if Reuters ceases to own a majority of Instinet’s voting stock. If we terminate this agreement except as provided for in the agreement, Bridge is entitled to recover an amount equal to 75% of the fees that it would have been due from the date of termination or cancellation until the date when we could have terminated the agreement. Effective January 4, 2004, Bridge assigned this agreement to a subsidiary of Reuters, Reuters Global Routings Services (US) LLC.

      Under a separate agreement executed on September 19, 2002, Reuters has made enhancements to the IOE interface that allow Instinet customers to access our proprietary trading functionality. The agreement had an initial term of one year, automatically renewable for one-year terms, and is subject to termination by either party on a change of control of Instinet, including if Reuters ceases to own a majority of Instinet’s voting stock.

Other Bridge Trading Agreements

      We have entered into a commission sharing agreement with Bridge Trading, under which we have agreed to open accounts for some institutional clients that Bridge Trading introduces to us. We have agreed to rebate Bridge Trading portions of the commissions these customers pay at a commercially reasonable rate. This agreement is terminable at will by either party.

      We entered into an agreement with Bridge Trading effective July 22, 2002 that allows us to deliver indications of trading interest and advertise trades to our customers and potential customers through Reuter’s Triad system, which is an integrated financial transaction-processing platform that supports the FIX protocol. We pay standard commercial rates for indications of interest and advertised trades we deliver through the Triad system. The initial term of the agreement was for one year from the effective date and expired on July 22, 2003. The agreement automatically renewed for an additional one year term and will automatically renew for one year terms unless terminated upon ninety days’ written notice prior to the expiration of any term. Effective January 4, 2004, Bridge assigned this agreement to a subsidiary of Reuters, Reuters Global Routings Services (US) LLC.

Newport Market Content Services Agreement

      We have entered into an agreement with Reuters to adapt our new NewportSM(patent pending) program trading application for passive and quantitative fund managers to allow Instinet customers to use it to submit trades through IOE. We also entered an exclusive arrangement whereby Reuters has agreed to provide market data to our customers who use NewportSM for its various functions that require real-time market information and standard commercial rates will be paid for the provision of this data. This agreement is for an initial term of 24 months from the effective date of September 19, 2002, will automatically renew on a yearly basis and is subject to termination by either party on a change of control of Instinet, including Reuters ceasing to own a majority of our voting stock, or in the event that either party commits a material breach of the agreement.

Preferred Soft-Dollar Arrangement

      We have entered into an agreement with Reuters that establishes a preferred commercial and soft-dollar arrangement for our customers that purchase Reuters products and services. Institutional investors often allocate a portion of their gross brokerage transaction fees — commonly referred to as soft-dollar credits — for the purchase of proprietary and independent third-party research products as well as other brokerage services. Under this agreement, some of our customers are able to obtain some Reuters products and services on a preferential soft-dollar basis. This is available to customers who are increasing their level of business with Instinet, Reuters or both. Reuters has also agreed to compensate our sales personnel for new sales of Reuters products and services, and we have agreed to pay Reuters an annual fee for various administrative and marketing services related to training of our personnel. This agreement is for an initial term of 24 months from the effective date of September 19, 2002, will automatically renew annually and is subject to termination by either party on a change of control of Instinet, including Reuters ceasing to own a majority of our voting stock, or in the event that either party commits a material breach of the agreement.

Patent Licensing Agreement

      We have entered into a patent license agreement with Reuters under which Reuters grants us a patent license permitting us to make, use and sell products that include a system with functionality that identifies counterparties to a transaction and enables communication between the counterparties to negotiate the terms of the transaction. This license is for the life of the patent, although it may be terminated under customary conditions. In addition, Reuters has the right to terminate in the event that we use the patent to create products that compete with any Reuters product. Reuters also has the right to terminate the license generally if Reuters ceases to own a majority of our voting stock. If Reuters exercises this right to terminate, we will retain some rights to the patent for products existing on or before the date of such termination. We have also agreed that if we obtain a patent for a system with substantially similar functionality, we would grant Reuters a license to that patent on terms no worse than the terms of this license.

Reuters Global Solutions Agreement

      On March 14, 2003, we entered into a global solutions agreement with Reuters Limited, which enables Instinet to license software from Reuters, usually on a one-time fee basis, on a worldwide basis. Reuters has also agreed to provide software support for the licensed products. This agreement is indefinite with no renewal provisions and will continue until terminated. This agreement is subject to termination in the event that either party commits a material breach of the agreement. This agreement is governed by English law.

Reuters Global Routing Service Agreement

      On December 22, 2003, we entered into a global routing service agreement with Reuters Global Routing Services Limited under which Reuters will provide us with certain order routing and indication of interest services. This agreement is indefinite with no renewal provisions and will continue until terminated on six months notice.

Agreement Granting Reuters a License for Technology Related to Our Fixed Income Business

      We have entered into a license agreement with Reuters under which we grant Reuters a royalty free, non-exclusive, non-assignable worldwide right and license to use some technology that is owned by or licensed to us and relates to our fixed income securities platform and to incorporate that technology into Reuters products and services, subject to certain restrictions and exceptions. This platform consists of a private global computer network, or intranet, linking private market participants around the world. This agreement has an indefinite term, although it will automatically terminate, subject to Reuters retention of some rights with respect to specified products and enhancements, once Reuters ceases to own more than 50% of our common stock. This license agreement prohibits Reuters from using the licensed technology to compete directly with certain parts of our existing and some future fixed income and equity securities businesses, but permits Reuters to compete with us in some fixed income and equity securities products.

Agreement Governing the Provision of Reuters Information Services to Us

      We have entered into the Reuters Global Agreement with Reuters under which Reuters provides us with certain information services and related hardware, software and support. The agreement has an indefinite term and is subject to termination by either party upon 24 months’ written notice. Reuters provides us with these services on similar terms as its independent third-party customers. We have also entered into an Addendum to the Reuters Global Agreement under which Reuters has granted us the right to redistribute certain information both internally and to our customers. We may also use, modify and create derivative works from the data subject to the Addendum. This Addendum is subject to termination upon 180 days’ notice by either party.

Agreements Regarding the Provision of Financial Industry Data

      We have entered into a Data Distribution Agreement with Reuters under which we granted Reuters a limited exclusive, non-transferable worldwide, royalty-free license to use, copy, market, distribute and create limited derivative works from certain of our proprietary equities securities data, and Reuters provides us certain branding, linking and attribution rights. In addition, we have granted Reuters a non-exclusive, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the marketing of our data but solely as part of a Reuters product or service and the presentation of our data.

      Under this agreement, we agreed to offer any equity data that we provide to any third party that is not a customer of our trading and brokerage services to Reuters under the same terms and conditions as provided to that third party. Reuters has agreed not to distribute the data to certain of our competitors unless we have a signed agreement with that competitor and not to permit its subscribers to redistribute our data without our prior consent. We agreed generally not to provide our data, or intentionally permit our subscribers to redistribute our data, to certain market data vendors other than Reuters without Reuters prior consent. We also formed a joint marketing policy committee with Reuters regarding the marketing of our data to third parties. On January 22, 2004, we provided Reuters with our notice of termination of the Data Distribution Agreement, which will terminate effective May 17, 2004.

      On June 28, 2000, The Island ECN, Inc. (now Inet ATS, Inc.), which we acquired in September 2002, entered into a Data Feed Agreement with Reuters under which Reuters is allowed to receive Inet data including, among other things, information regarding open orders, executions and volume on Inet’s electronic trading system. We also agreed to permit Reuters to redistribute our Inet data to third parties. Reuters is not required to make payments to us in connection with its redistribution. In addition, we granted Reuters a non-exclusive, non-transferable, revocable, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the presentation of our Inet data. This agreement, which will continue following the termination of the Data Distribution Agreement, has an initial term of one year and will automatically renew annually unless terminated upon ninety days’ written notice prior to the expiration of any term.

      In connection with the closing of our fixed income business in May 2002, we terminated our Fixed Income Data Agreement with Reuters under which we license certain of our proprietary fixed income pricing data to Reuters effective on March 24, 2003.

Tax Sharing Agreement

      For certain periods prior to our initial public offering, we were included in Reuters U.S. consolidated and combined returns for federal, state and local tax purposes. We are no longer a member of the Reuters consolidated group and certain combined groups and do not file combined returns with Reuters in any U.S. states. We have entered into a U.S. tax-sharing agreement with Reuters, under which Reuters generally has the sole and exclusive responsibility for the preparation and filing of Reuters consolidated and combined returns, and is also responsible for taking certain actions, including with respect to payment and audits, in connection with these returns. Our tax liability for Reuters consolidated and combined returns for periods during which we or our affiliates are included in these returns will be determined on the basis of pro forma consolidated and combined returns prepared in accordance with certain principles set forth in the tax-sharing agreement and will also reflect any audit adjustment to these amounts. We have agreed to cooperate in good faith with Reuters in the preparation of the pro forma returns and make reasonably available any documents, information or employees for that preparation. We will prepare and file all tax returns and pay all taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Reuters consolidated tax group and for state and local jurisdictions in which our return is not combined or consolidated with Reuters return. For as long as Reuters owns more than 50% of our common stock, Reuters has the right to review and approve our tax returns, and under certain circumstances we may be required to treat items on its tax returns as Reuters may direct.

      In the United Kingdom, prior to the Island merger on September 2, 2002, we were able to surrender tax losses to Reuters U.K. affiliates or receive tax losses from them. Certain actions by us also could impose a U.K. tax charge on Reuters. We have entered into a U.K. tax sharing agreement, which requires us to pay Reuters or Reuters to pay us for such losses received from Reuters or surrendered to Reuters. In addition, in the U.K. tax sharing agreement, we will indemnify Reuters for any tax charge imposed on Reuters as a result of our actions.

Corporate Services Agreement

      In May 2001, we entered into a services agreement with Reuters under which we and Reuters agreed provide to each other various services. Under the automatic termination provisions of the agreement, certain of these services terminated in November 2002, however, we and Reuters will continue to have the option to provide to each other various services, including HMO and dental benefits, insurance, travel services, training, printing and publication services, options plan administration, payroll services, certain facilities in the United States, software, systems and network security consultancy, and the mutual use of lobbyists.

Sublease with Reuters for Our Corporate Headquarters at 3 Times Square

      We have entered into an agreement with Reuters for our sublease of office space at 3 Times Square for our corporate headquarters. The term of the sublease is 20 years, with a one-time right of termination after 10 years.

Amended and Restated Corporate Agreement

      We have entered into an amended and restated corporate agreement with Reuters. Under this agreement, so long as Reuters beneficially owns at least 8,000,000 Instinet common shares, but less than 10% of our then-outstanding voting stock, Reuters will have the right to nominate one director to our board of directors.

      So long as Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of our then-outstanding voting stock, Reuters will have the right to nominate a number of directors approximately equal to its percentage ownership multiplied by the total number of members of our board of directors. However, while Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of our then-outstanding voting stock, Reuters may nominate at least one director but not 50% or more of our directors.

      As of the date on which Reuters ceases to beneficially own at least 8,000,000 shares of our then-outstanding voting stock, Reuters will not have the right to nominate any directors except that, if we grant any third party the right to nominate directors based on an ownership threshold of less than 10%, then Reuters will have director nomination rights that correspond with that threshold.

      At any time when Reuters beneficially owns at least 8,000,000 shares (or, if applicable, the lower threshold as applied to third parties) but less than a majority of our then-outstanding voting stock and Reuters has not nominated the full number of directors to which it is entitled, at the request of Reuters, we will use our commercially reasonable efforts to solicit stockholder approval to increase the number of authorized directors permitted under its certificate of incorporation and bylaws to allow Reuters to nominate the full number of directors to which it is entitled. So long as Reuters beneficially owns a majority of our then-outstanding voting stock, Reuters will have the right to nominate as many directors as it chooses, subject to our certificate of incorporation and bylaws, the Island stockholders agreement and applicable law. These director designation rights are transferable to a transferee of Reuters, subject to some restrictions.

      In addition, subject to applicable legal and regulatory requirements, Reuters will continue to have board committee representation rights based upon its percentage ownership of outstanding Instinet common shares.

      In addition, under the amended and restated corporate agreement, as long as Reuters beneficially owns at least 35% but less than a majority of our then-outstanding voting stock, we will be required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of businesses, entities or assets that, in each case, exceed specified thresholds. As long as Reuters owns a majority of our then-outstanding voting stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding any indebtedness incurred by Instinet in the ordinary course of its brokerage or similar businesses in connection with its clearing of securities trades or its obligations to securities exchanges or clearing systems.

      We have agreed not to take any action voluntarily that would reduce or could reasonably be expected to reduce Reuters ownership of our outstanding voting stock to less than 51% of our capital stock or our then-outstanding voting stock, or that would further dilute Reuters ownership during a period immediately following a decrease in Reuters ownership below 51% of our then-outstanding voting stock, without Reuters consent. If we become aware of any event that has caused Reuters to own less than 51% of our capital stock or our then-outstanding voting stock, or which could reasonably be expected to cause a reduction in Reuters ownership of Instinet common stock to less than 53% of Instinet’s capital stock or our then-outstanding voting stock, Instinet is required to notify Reuters and to disclose publicly all material information about any such event as soon as practicable so that Reuters may acquire additional shares of our stock in the public markets, subject to our limited right temporarily to defer such disclosure if it would be materially detrimental to us.

      So long as Reuters beneficially owns more than 30% of our then-outstanding voting stock, we have agreed not to seek to become registered as a national securities exchange, without Reuters prior consent, if such registration would materially affect Reuters ability to exercise its voting and other rights related to its ownership of Instinet common shares. If the SEC seeks to require us to register as a national securities exchange, we will take all commercially reasonable actions to mitigate the effect on Reuters rights, including implementing changes in our corporate structure and operations as appropriate, although it would not be required to take any action which would materially adversely affect any material part of its business or its consolidated financial condition or results of operations.

      In addition, we will provide Reuters with access to financial and other specified information and certain audit rights. We also may not take any action that would violate a stock exchange rule or similar requirement applicable to Reuters.

      We have agreed to effect, upon Reuters demand and subject to customary provisions, the registration under applicable federal and state securities laws of any common stock Reuters beneficially owns. At the time Reuters and its transferees (or subsequent transferees) each beneficially owns less than 20% of our then-outstanding voting stock, Reuters and its transferees (or subsequent transferees) together will be limited to three of these demand rights (plus unlimited rights to demand registration on Form S-3). Reuters and its transferees (or subsequent transferees) also have the right, subject to customary provisions and limitations, to include any shares of common stock it beneficially owns in any registration we effect for our own public offering of shares or on behalf of other stockholders having the right to request registration of their shares.

      However, we entered into a new registration rights agreement with Reuters, the principal Island stockholders and others of its stockholders, in connection with the Island acquisition, and it was agreed that

Reuters registration rights under the amended and restated corporate agreement will be suspended for so long as the new registration rights agreement is in effect.

      If Reuters transfers, sells or otherwise disposes of a majority of our then-outstanding voting stock, the transferee will generally succeed to the same rights that Reuters previously had by virtue of its ownership of a majority of our then-outstanding voting stock, subject to Reuters option to retain certain of the rights associated with its majority ownership position. If Reuters transfers, sells or otherwise disposes of less than a majority of our then-outstanding voting stock, then that transferee may have only those rights that Reuters would have had at an equivalent level of ownership.

Radianz

      Radianz currently provides network communications services to us and various other Reuters companies through an agreement with Reuters. Radianz is a joint venture between Reuters and Equant Proton Holdings Limited, who has a 49% ownership interest. Reuters and Equant are equally represented on the Radianz board with neither party having control.

Research and Analytics Sold to Reuters

      As of September 28, 2001, we sold to Reuters our Research and Analytics (R&A) product, an analytic software application that incorporates quotes, news, and access to the INET trading application. Despite the sale of the R&A business to Reuters, we will continue to make available soft-dollar payment options to our customers in connection with their use of the R&A product and any replacement product. Until June 18, 2003, Reuters agreed not to provide any soft-dollar payment options to certain R&A customers, directly or through a third party, other than through us.

      In connection with the R&A transaction, we entered into a mutual services agreement with Reuters under which we continued to assist Reuters in supporting and managing the R&A business through April 30, 2003, and Reuters will provide certain services and assurances to us and certain of our customers through June 30, 2004. During this period, in consideration for Reuters providing these services and assurances, we have committed to pay to Reuters an amount based on the number of such customers who subscribe to the R&A product and any replacement product. We paid Reuters approximately $1.8 million for these services and assurances following the sale in 2001, and we paid Reuters an additional $1.2 million on June 18, 2003 as a shared client or business integration expense.

      In addition, we agreed with Reuters to provide assistance in migrating R&A customers to a modified Reuters desktop product and agreed to an incentive arrangement scheme depending on our and Reuters success in accomplishing such a migration. This scheme may result in a one-time payment of up to $1.35 million by Reuters to us (in the event of a successful and timely migration) or by us to Reuters (in the event of an untimely or unsuccessful migration).

Agreements Relating to Integration of Effix Software into Certain Instinet Applications

      We have entered into agreements with Effix S.A., a wholly owned subsidiary of Reuters, relating to the integration of Effix software into certain of our applications. The integration of this software will enable us to offer our clients an alternative means of accessing our trading system. The testing and certification agreement provides that Effix S.A. will undertake development and testing associated with that integration. The agreement has an indefinite term and is subject to termination by either party upon thirty days’ written notice.

      Under an additional agreement with Reuters A.G., Reuters has agreed to provide and support the integrated products to one mutual client in Germany. The agreement has an indefinite term and is subject to termination by either party upon thirty days’ notice of the other’s material breach. We are in discussions with Reuters regarding a similar agreement to cover all of our mutual clients.

Facilities Management Agreement

      We have entered into a facilities management services agreement with Reuters America Inc. (now Reuters America LLC) and Canon Business Services relating to facilities management services provided by Canon to Reuters and Instinet at 3 Times Square, New York, New York. The initial term of this agreement is five years, commencing on July 1, 2001, with a month to month renewal after the initial term, unless terminated upon (i) ninety days’ notice during the initial term, or (ii) thirty days’ notice for subsequent month to month terms.

TIBCO Software Agreements

      We have entered into a software license agreement with TIBCO Finance Technology, Inc., a subsidiary of Reuters, which subsequently merged into Reuters America Inc. (now Reuters America LLC), under which Reuters has granted us non-exclusive licenses for various Reuters software products and Reuters has agreed to perform certain services for us, such as software development, testing and integration of Reuters software products. The licenses are perpetual, except that Reuters may terminate the licenses if there is a material breach of the agreement by us, which is not cured. Either party may terminate the agreement if there is a material breach of the agreement, which is not cured.

      We have also entered into a software maintenance agreement with Reuters under which Reuters has agreed to provide maintenance for the Reuters software products licensed to us under the software license agreement. The initial term of this agreement is three years. The agreement automatically renews for one year terms unless terminated (i) upon sixty days’ notice prior to the expiration of any term, (ii) upon sixty days’ notice if there is a default which is not cured, (iii) upon sixty days’ notice if Reuters no longer supports a previously covered software product or (iv) if the software license agreement is terminated.

Reuters Trust Principles

      Reuters is subject to a set of principles, known as the Reuters Trust Principles, set forth in Reuters organizational documents and safeguarded by the directors of a separate entity that holds a single “Founder’s Share” in Reuters, which can be used to outvote all the ordinary shares of Reuters in certain circumstances. These principles are as follows:

•	Reuters shall at no time pass into the hands of any one interest, group or faction;

•	the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

•	Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals and others with whom Reuters has or may have contracts;

•	Reuters shall pay due regard to the many interests that it serves in addition to those of the media; and

•	no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

      Reuters subsidiaries that supply news services are also subject to these principles. If we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be subject to these principles. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control in our corporation.

Other Agreements

Island Stockholders Agreement

Corporate Governance and Voting

      We have entered into a stockholders agreement with Reuters, the former principal Island stockholders (TA Associates, Inc., Silver Lake Partners and Bain Capital) and Mr. Nicoll. Under this agreement, each group of the former principal Island stockholders has the right to nominate one member of Instinet’s board of directors, so long as it owns at least 8,000,000 Instinet common shares that were issued as merger consideration and so long as it is a party to the Island stockholders agreement. The principal Island stockholders are also entitled to designate additional directors in most instances when the total number of members of Instinet’s board of directors is increased beyond 13. A director nominated by a principal Island stockholder may not hold a position at any entity that the nominating committee of Instinet’s board of directors reasonably determines to be a competitor of Instinet. If a principal Island stockholder ceases to own 8,000,000 Instinet common shares that are subject to the Island stockholders agreement, then the director on Instinet’s board of directors nominated by such principal Island stockholder shall be required to tender his or her resignation.

      In December 2003, Silver Lake withdrew its participation in the stockholder agreement and its director nominee resigned from Instinet’s Board of Directors. Silver Lake does not currently own any Instinet common stock. To date, both TA Associates and Bain Capital have sold part of their holdings in Instinet common stock but each still own at least 8,000,000 shares of Instinet common stock.

      As long as at least two principal Island stockholders have the right to designate a director, each committee of the board of directors of Instinet will, subject to applicable legal and regulatory requirements, include at least one of the directors nominated by the principal Island stockholders. In addition, a new committee, consisting solely of one director designated by the principal Island stockholders, one director nominated by Reuters and the chief executive officer, has been established to determine the process by which Instinet will approve transactions and relationships entered into between Instinet, on the one hand, and Reuters, on the other hand.

      Reuters and the principal Island stockholders have agreed to vote in favor of the election of, and, in the case of the individuals described in the second and third bullet points below, Reuters has agreed not to vote in favor of the removal (except for cause) of, the following individuals as Instinet directors:

•	each other’s director nominees,

•	until the earliest of (i) the third anniversary of the merger, (ii) the date on which Reuters ceases to own at least 35% of Instinet’s then-outstanding voting stock and (iii) the first date on which less than two of the principal Island stockholders are entitled to nominate a director, three individuals nominated in accordance with the terms of the Island stockholders agreement who qualify as independent directors under NASDAQ rules, and

•	until the earlier of the date on which Reuters ceases to own 35% of Instinet’s then-outstanding voting stock and the first date on which less than two of the principal Island stockholders are entitled to nominate a director, the chief executive officer of Instinet.

      Reuters and the principal Island stockholders have also agreed that, so long as Reuters owns a majority of Instinet’s then-outstanding voting stock and at least two of the principal Island stockholders are entitled to nominate directors, they will vote in favor of any issuance of Instinet’s equity securities that has been approved by a majority of Instinet’s directors, except that Reuters is not obligated to vote for any equity issuance that would cause it to own less than 51% of Instinet’s then-outstanding voting stock or less than 51% of Instinet’s capital stock.

      Except for sales made in the public markets or pursuant to the exercise of its registration rights, Reuters may not sell Instinet common shares representing 10% or more of Instinet’s then-outstanding voting stock to a transferee unless that transferee agrees to comply with Reuters voting obligations under the Island stockholders agreement.

Transfer Restrictions

      With some limited exceptions, no party to the Island stockholders agreement will be permitted to transfer Instinet common shares received as merger consideration prior to the earlier of the first anniversary of the merger and the date on which Mr. Nicoll is terminated as Instinet’s chief executive officer, unless he is terminated for cause or with the consent of at least two of the principal Island stockholders. After this initial lock-up period and until the third anniversary of the merger, the principal Island stockholders have agreed that their sales of Instinet common shares will be subject to volume restrictions applied to them as a group, except with respect to sales in connection with underwritten public offerings.

      In connection with Datek’s merger with Ameritrade Holding Corporation, Datek distributed its shares of Island common stock to its stockholders prior to the closing of that merger, which was completed prior to our merger. Under the Island stockholders agreement, any such shares that were issued by Datek and held by the Island stockholders that are party to the Island stockholders agreement are subject to the same restrictions on transfer as their Instinet common shares.

Reuters Standstill Obligations

      Under the Island stockholders agreement, Reuters has agreed to certain restrictions that we refer to as standstill restrictions. Until the earlier of the third anniversary of the merger and the date on which less than two of the principal Island stockholders are entitled to nominate directors, Reuters will not acquire additional Instinet common shares other than in privately negotiated transactions (provided that a specified number of common shares remain in the public markets) and other specified situations, except to maintain its ownership level at the effective time of the merger. Reuters also has agreed that, while the preceding purchase restrictions are in effect, it will not engage in a going-private transaction with Instinet except on a confidential basis. Instinet has agreed that if it holds discussions with any third party relating to a transaction involving the acquisition of Instinet, Instinet will participate in parallel discussions with Reuters and will otherwise treat Reuters on a comparable basis with any third party with whom Instinet is discussing an acquisition transaction. The preceding restrictions will no longer apply to Reuters 90 days after the first date on which Reuters ceases to own 35% or more of Instinet’s then-outstanding voting stock.

      Except for sales made in the public markets or pursuant to the exercise of its registration rights, so long as Reuters owns at least 20% of Instinet’s then-outstanding voting stock, it may not sell Instinet common shares to a transferee who would, after such sale, own 35% or more of Instinet’s then-outstanding voting stock unless that transferee agrees to comply with Reuters standstill obligations under the Island stockholders agreement, subject to certain adjustments depending on the ownership level of the transferee.

Related Party Transactions

      The Island stockholders agreement provides that, so long as Reuters owns a majority of Instinet’s then-outstanding voting stock or directors affiliated with Reuters constitute a majority of Instinet’s board of directors and at least two Island stockholders are entitled to nominate directors, Instinet’s board of directors will maintain a committee consisting of one director nominated by the principal Island stockholders, one director nominated by Reuters and Instinet’s chief executive officer that will determine the process by which transactions between Reuters and Instinet are reviewed and approved. Some types of transactions involving Reuters and Instinet will require the vote of a majority of Instinet’s directors that qualify as independent directors under NASDAQ rules and the directors designated by the Island stockholders, voting together.

Termination

      The Island stockholders agreement terminates on the tenth anniversary of the merger. Any Island stockholder may terminate the agreement as to itself and its affiliates at any time after the expiration of the initial lock-up period described under “Transfer Restrictions,” but the terminating Island stockholder and its affiliates will lose all rights under the Island stockholders agreement, including the right to nominate directors.

Registration Rights Agreement

      We entered into a registration rights agreement with Reuters, the former principal Island stockholders and other significant Island stockholders, including Finanzas B.V., Mr. Nicoll and some of the other stockholders of Instinet. Reuters existing registration rights contained in the amended and restated corporate agreement have been suspended, and replaced with the rights under the registration rights agreement, so long as the registration rights agreement is in effect.

      Pursuant to the registration rights agreement, various groups of Instinet stockholders have the right, for a period of six years, to demand that Instinet register for resale some of their Instinet common shares (which, for Reuters, would be all Instinet common shares held by Reuters, and for groups of stockholders other than Reuters, would be the shares received in the merger or in other acquisition transactions) subject to various limitations.

      Under the registration rights agreement, for a period of six years, all of the parties to the registration rights agreement have “piggyback” registration rights with respect to any registered offering made by Instinet or by other stockholders. As a result, if Instinet proposed to register under the Securities Act any Instinet common shares for sale to the public, Instinet would be obligated to give the stockholder parties to the registration rights agreement the right to include their Instinet common shares in the offering. However, if the underwriters limited the number of shares that could be included in any underwritten offering initiated by Instinet, the shares to be offered by Instinet would be included prior to shares being offered by the stockholders.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(As Amended and Restated on February 27, 2004)

Purpose and Authority

      The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Instinet Group Incorporated (“Corporation”) shall assist the Board in fulfilling its responsibilities with respect to the Corporation’s financial reporting practices and principles, including but not limited to the CEO and CFO financial reporting certifications required by the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of the processes and controls related thereto; the quality of the Corporation’s system of internal controls, disclosure controls and procedures, and measures to assure compliance with the Corporation’s policies and procedures and financial controls; the effectiveness of the Corporation’s risk management processes; and the independence and performance of the Corporation’s independent auditors. In that regard, the Committee is granted the authority to investigate any matter or activity involving financial accounting, financial reporting or the internal controls of the Corporation. The Committee shall have the authority to retain external professionals to render advice and counsel in such matters. The scope of the Committee’s responsibilities shall extend to all Instinet business units globally. The Committee shall make reports and recommendations to the Board as it deems appropriate.

Composition

      The Committee shall be composed of no fewer than three independent directors appointed by the Board. In accordance with the independence and experience requirements of the Act and the National Association of Securities Dealers (“NASD”), or otherwise as the Congress or NASD may from time to time require, the members of the Committee shall (1) have no relationship with the Corporation which would interfere with their exercise of independent judgment in carrying out their responsibilities; (2) refuse to accept any consulting, advisory or compensatory fee from the Corporation other than as a member of the Committee or the Board; (3) be able to read and understand fundamental financial statements or shall become able to do so, as determined by the Board, within a reasonable period of time after appointment to the Committee; and (4) include at least one person with accounting or related financial management experience that results in that person’s satisfying the definition of “financial expert” as set forth in the Act, as determined by the Board. The Board shall elect the members of the Committee annually at a meeting of the full Board. The members of the Committee shall be listed in the annual report to shareholders.

      One member of the Committee shall be elected Committee Chair by the Board. In the absence of the Chair at any meeting of the Committee, those members of the Committee present shall designate a Committee member to serve as Acting Chair.

      The Committee may establish one or more Ad Hoc/ Advisory Subcommittees composed of Board members and/or others. Such Ad Hoc/ Advisory Subcommittees shall follow the same procedures followed by the full Committee.

      The Board shall assign one or more officers of the Corporation to assist the Committee and to perform liaison functions between the Corporation’s staff and the Committee.

Meetings

      The Committee shall meet at least four times annually, with additional meetings called as the Committee deems appropriate. Meetings of the Committee shall be called by the Chair or the Chair’s designee, and the agenda for each meeting should be approved by the Committee Chair. Minutes of all meetings shall be maintained and made available to the full Board upon request. The Chair shall report to the full Board regarding activities at each Committee meeting. In addition, the Committee is to meet periodically in separate executive sessions with the independent auditors and internal audit department.

      A quorum at any Committee meeting shall be a majority of the members of the Committee. Meetings of the Committee are open to all Board members and invited guests. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors and internal audit department be present at Committee meetings.

General Duties

      The Committee is part of the Board and shall regularly report to the Board the results of its activities described in this charter. The Committee shall review and reassess the adequacy of this charter annually, and recommend any proposed changes to the Board for approval, in compliance with the Act and applicable NASD Audit Committee requirements. This charter shall be published as an appendix to the proxy statement each year. The Committee shall undertake matters not specified in this charter as may be assigned from time to time by the Board.

      The Committee shall conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this charter.

      The Committee shall provide an avenue for open and direct communication among internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee. The independent auditors are ultimately accountable to the Committee and the Board. The Committee has the authority and is directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the independent auditors. The Committee’s policy as required by the Act is that the external auditor rotate its lead and reviewing partners engaged in the Corporation’s audit at least once every five years.

      The Committee shall establish procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

      While the Committee has the duties and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors, or assure compliance with laws and regulations and the Corporation’s business conduct guidelines. These are the responsibility of management and the independent auditors.

Specific Duties

     Financial Reporting Process

•	Prepare and approve, acting on the advice of counsel, an annual report of the Committee for inclusion in the Corporation’s annual proxy statement.

•	Review with management and the independent auditors the Corporation’s annual audited financial statements, related footnotes and financial information, including the following:

•	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

•	The reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls and disclosure controls and procedures.

•	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered by the independent auditors during the audit.

•	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61, as amended by SAS 90, relating to the conduct of the audit.

•	If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation’s annual report on Form 10-K.

•	Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair, and the entire Committee directly in the case of the earnings release and Form 10-Q for the last quarter of the fiscal year, of any issues identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related earnings release or, if not practicable, prior to filing the Corporation’s quarterly report on Form 10-Q. The Chair shall review with management and the independent auditors the Corporation’s quarterly financial statements prior to the Corporation’s filing of its quarterly report on Form 10-Q; however, in the case of the last quarter of the fiscal year, the full Committee shall perform such review. The Chair will receive a confirmation from the independent auditors at the end of each of the four quarters of the fiscal year, and in the case of the fiscal year-end, the Committee will receive a written confirmation provided by the independent auditors for the fiscal year, that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

     Management

      Meet periodically with the management to discuss, or review reports from management as the Committee may request, concerning:

•	Management’s internal controls and disclosure controls and procedures, the efficacy of such controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

•	The responsiveness of the independent auditors to the Corporation’s needs.

•	Any relevant material recommendations from the independent auditors and management’s response, including follow-up actions, to the assessments provided by both the internal and independent auditors.

•	Significant accounting and reporting principles, practices, procedures and controls applied by the Corporation in preparing its financial statements.

•	The Corporation’s policies and procedures regarding business ethics and compliance with the Corporation’s policies and procedures.

•	The Corporation’s risk policies an procedures, any significant risks or exposures, including those relating to litigation and other legal and regulatory matters that may have a material impact on the financial statements, and the steps management has taken to address them.

•	The Corporation’s corporate business plan, the related budget and the Corporation’s performance with respect to the corporate business plan and budget.

•	The results of examinations performed by regulatory authorities and management’s response.

•	Management’s recommendation with respect to the appointment of independent auditors.

•	The Corporation’s tax policies and any pending audits or assessments.

     Internal Audit

•	Cooperate and coordinate with the internal audit department in the performance of the department’s duties, and assess the effectiveness of the internal audit function. The Committee shall review and concur with any appointment of the senior internal audit executive. The Committee shall review, and may request reports from the internal audit department concerning, the internal audit department’s budget, staffing, qualifications and audit plan, as well as the scope of all internal audits.

•	Meet periodically with internal audit, or review reports as the Committee may request, to review relevant material recommendations of the internal or independent auditors, any significant risks and exposures, the internal audit department’s risk assessment procedures, the adequacy of internal accounting controls, and compliance with the Corporation’s policies and procedures and financial controls.

     Independent Auditors

•	Recommend to the Board the selection, retention or termination of the Corporation’s independent auditors. The Committee shall review the performance of the independent auditors and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Committee shall approve the compensation arrangements for the independent auditors.

•	Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the company as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, including but not limited to assuring that the Corporation’s CEO, Controller, CFO or Chief Accounting Officer (or their equivalent) was not employed by the independent auditors and did not participate in the Corporation’s audit during the three-year period preceding the audit initiation.

•	Engage in a dialogue with the independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the full Board take appropriate action to oversee the independence of the independent auditors.

•	Approve in advance any audit or permitted non-audit services provided by the independent auditor. Certain types of non-audit services are prohibited by both the Act and the Corporation’s policy. See Corporation’s External Auditor Utilization Policy.

•	Meet periodically with the independent auditors, or review reports from the independent auditors as the Committee may request, to:

•	Ascertain or confirm that the independent auditors have received all explanations and had access to all information considered necessary to conduct the audit, including a review of any difficulties encountered in the course of auditing.

•	Review the quality and adequacy of internal accounting principles and controls used in financial reporting and procedures, the results of the annual audit of the Corporation’s financial statements and any matters the independent auditors consider desirable or necessary under generally accepted auditing standards.

•	Review critical accounting and reporting principles, policies, practices, procedures and controls applied by the Corporation in preparing its financial statements, including significant developments in accounting rules and changes in the Corporation’s methods of accounting; any alternative treatments of financial information under generally accepted accounting principles (“GAAP”) that have been discussed with management; and any other material written communications with management.

•	Maintain a record of the independent auditors’ assessment of the quality of the Corporation’s accounting and financial reporting controls, as outlined in SAS 61, as amended by SAS 90, and confirmation that they concur with management’s representation concerning audit adjustments.

•	Review the scope and general extent of the annual audit of the Corporation’s financial statements including a discussion of the review of risk, including fraud and other major risk factors, and the system of internal controls. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

•	Review results of the annual audit of the Corporation’s financial statements and the proposed certification of the audited financial statements.

•	Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

     Legal and Compliance

•	Review periodically with the General Counsel and Director of Global Compliance (i) legal and regulatory matters that may have a material impact on the Corporation’s financial statements, and (ii) the scope and effectiveness of compliance policies and programs.

•	Review at least annually with senior management, including the General Counsel, compliance with, the adequacy of and requests for waivers under the Corporation’s code of business conduct and ethics.

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

(As Amended and Restated, February 27, 2004)

Purpose of Committee

      The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Instinet Group Incorporated (the “Company”) is to be responsible for and the final authority on:

      a. the compensation of the Company’s senior executives (defined as the Chief Executive Officer and all other executive officers of the Company), including overseeing the administration of the Company’s compensation programs, perquisites and benefits applicable to the Company’s senior executives;

      b. oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to its human resources function, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession, diversity and employment practices; and

      c. preparation of any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Committee Membership

      The Committee shall consist of no fewer than three members of the Board. Each member of the Committee shall have been determined by the Board to be “independent” under the rules of the NASDAQ Stock Market Inc. Each member of the Committee should qualify as a “Non-Employee Director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time (“Rule 16b-3”), and as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time (“Section 162(m)”). No member of the Committee may receive any compensation from the Company other than (i) director’s fees, which may be received in cash, common stock, equity-based awards or other in-kind consideration ordinarily available to directors; (ii) other deferred compensation for prior service that is not contingent on future services; and (iii) any other regular benefits that other directors receive as compensation for board or board committee service.

      Members shall be appointed by the Board based on the recommendation of the Nominating Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

      The Board, taking into account the views of the Chairman of the Board, shall designate one member of the Committee as its Chairman. The Committee shall meet at least four times a year, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary by the Committee or its Chairman.

      A majority of the members of the Committee shall constitute a quorum. In the event of the absence or disqualification of any member of the Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another eligible member of the Board to act at the meeting in the place of such absent or disqualified member. In the absence of the Chairman at any meeting of the Committee, those members of the Committee present shall designate a Committee member to serve as Acting Chairman.

      All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

      The Committee may invite such members of management and other persons to its meetings as it may deem desirable or appropriate. The Committee shall report regularly to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

Committee Duties and Responsibilities

      The following are the duties and responsibilities of the Committee:

1.	In consultation with senior management, to establish the Company’s general compensation philosophy and to oversee the development and implementation of compensation and incentive programs.

2.	To articulate and define those corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company performance and relative shareholder return, the value of similar incentive awards to chief executive officers at the Company’s principal competitors and other comparable companies, and the awards given to the CEO in past years.

3.	To determine the annual compensation of the Company’s senior executives (particularly, the CEO and his direct reports) and any new compensation programs applicable to such executives, to govern and review the Company’s incentive compensation plans and equity-based plans, including without limitation the Stock Option Plan and the Annual Incentive Plan, to oversee the activities of the individuals and committees responsible for administering these plans, and to discharge any responsibilities imposed on the Committee by these plans.

4.	To review periodically, as it deems appropriate, and approve:

•	benefits and perquisites provided to the Company’s executives; and

•	employment agreements, severance arrangements and change in control agreements and provisions relating to the Company’s executives.

5.	To be responsible for administration of the Option Plan, including:

•	interpretation of the Option Plan;

•	prescription, amendment and rescission of rules and regulations relating to the Option Plan;

•	determination of the terms and provisions of the respective option agreements; and

•	determination of the individuals to whom and the times and the exercise prices at which options shall be granted, the periods during which each option shall be exercisable, and the number and kind of shares of the Common Stock to be subject to each option.

6.	To review the Company’s policies on the tax deductibility of compensation paid to “covered employees” (as defined by Section 162(m)), and, as and when required, to administer plans, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m).

7.	To discuss with management periodically, as it deems appropriate:

•	reports from management regarding the development, implementation and effectiveness of the Company’s policies and strategies relating to its human resources function, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession, diversity and employment policies;

•	reports from management relating to compensation guarantees; and

•	reports from management regarding the Company’s regulatory compliance with respect to compensation matters.

8.	To prepare and issue the evaluations and reports required under “Committee Reports” below.

9.	To discharge any other duties or responsibilities delegated to the Committee by the Board from time to time.

Committee Reports

      The Committee shall produce the following reports and provide them to the Board:

1.	An annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

2.	A performance evaluation of the Committee, no less frequent than annually, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions the Committee deems necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate, and the evaluation report to the Board may be in either written or oral form.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee, whether or not such delegation is specifically contemplated under any plan or program. In particular, the Committee may delegate the approval of award grants and other transactions and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3, and/or (ii) “outside directors” for the purposes of Section 162(m).

Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of CEO or executive compensation, this authority shall be vested solely in the Committee.

APPENDIX C

CHARTER OF THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS
(As Amended and Restated on March 30, 2004)

Purpose

      The Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Instinet Group Incorporated shall assist the Board in (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (ii) overseeing the Corporation’s policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; and (iii) developing, recommending to the Board and overseeing implementation of the Corporation’s corporate governance guidelines and principles, and reviewing on a regular basis the overall corporate governance of the Corporation and recommending improvements when necessary.

Authority

      The Committee shall have the authority to approve the retention of independent professionals, including outside counsel, director search recruitment consultants, and other advisors, to render advice and counsel in such matters. The Committee shall have the authority to commit sufficient resources to carry out its responsibilities, and the Corporation shall provide adequate resources to support the Committee’s activities. The Committee shall report to the Board the results of its activities and recommend to the Board any actions it deems appropriate.

      Certain functions of the Committee may be delegated by resolution of the Committee unless otherwise determined by the Board.

Composition

      The Committee shall consist of two or more members of the Board. Committee members will be elected annually at the organizational meeting of the full Board. One member of the Committee will be elected Committee Chairperson by the Board. Since the Corporation is majority owned by Reuters, it is considered a controlled company and is exempt from the requirements to have all independent directors on the Committee.

      The Committee shall be assigned one or more officers of the Corporation, as appropriate, to assist the Committee and to perform liaison functions between the Corporation’s staff and the Committee.

Meetings

      The Committee shall meet at least twice annually, with additional meetings called as the Committee deems appropriate. Meetings of the Committee shall be called by the Chairperson or the Chairperson’s designee, and the agenda for each meeting should be approved by the Committee Chairperson. Meetings of the Committee may be held telephonically or by video conference. Minutes of all meetings shall be maintained and made available to the full Board.

      Committee members will strive to be present at all meetings. A quorum at any Committee meeting shall be two members. Meetings of the Committee are open to all Board members and invited guests. As necessary or desirable, the Committee Chairperson may request that members of management or other guests be present at Committee meetings.

      In the event of the absence or disqualification of any member of the Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of such absent or disqualified member.

      All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

Responsibilities and Duties

      The scope of the Committee’s responsibilities shall extend to all Instinet entities globally, whether or not subsidiaries of the Corporation. The responsibilities shall be as follows:

1.	recommend to the Board for approval, oversee the implementation and effectiveness of, recommend modifications as appropriate to, and review Corporation disclosures concerning the Corporation’s policies and procedures for reviewing Board members and nominees, including: (i) the qualifications or criteria for Board membership; and (ii) policies and procedures relating to consideration of Board nominee candidates recommended by stockholders;

2.	identify, screen and review individuals qualified to serve as directors, consistent with qualifications or criteria approved by the Committee; and recommend to the Board candidates for: (i) nomination for election or re-election by the shareholders; and (ii) any Board vacancies that are to be filled by the Board, subject to contractual or other commitments of the Corporation;

3.	review annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities and identifying areas of strength and weakness on the Board and making efforts to complement those areas with independent director candidates;

4.	review periodically the size of the Board and recommend to the Board any appropriate changes;

5.	coordinate and oversee the annual self-evaluation of the role and performance of the Board, its committees, and management in the governance of the Corporation;

6.	develop and recommend to the Board, oversee the implementation and effectiveness of, and recommend modifications as appropriate to, the Corporation’s governance guidelines and principles;

7.	consider corporate governance issues that arise from time to time, and develop appropriate recommendations for the Board regarding such matters;

8.	review and recommend to the Board for approval any changes in the compensation of the Chairperson and the Corporation’s directors;

9.	conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this charter;

10.	review and reassess the adequacy of this Charter annually, and recommend to the Board amendments as the Committee deems appropriate;

11.	report regularly to the Board on Committee findings, recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes of Committee meetings and activities which are made available to the Board;

12.	develop and review regularly a CEO and Chairperson succession plan;

13.	develop and implement a non-formal orientation process for non-executive directors; and

14.	consider and make recommendations to the Board regarding any matters arising concerning the “independence” of a director.

APPENDIX D

INSTINET 2000 STOCK OPTION PLAN

(As Amended and Restated, March 30, 2004)

1.     Purpose.

      The purposes of the Plan are to induce certain employees and directors to remain in the employ or service of the Company and its Affiliates, to attract new individuals to enter into such employment or service and to encourage such individuals to secure or increase their stock ownership in the Company. The Board believes that the granting of Options under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long-range plans of the Company and securing the continued growth and financial success of the Company and the Reuters group of companies. Options granted hereunder shall not be “incentive stock options” within the meaning of Section 422 of the Code. This is an amendment and restatement of the Instinet Group Incorporated 2000 Stock Option Plan and any Options granted prior to such amendment and restatement shall be governed by the terms hereof except as expressly provided otherwise.

2.     Effective Date of the Plan.

      The Plan became effective on February 14, 2000 by action of the Board after approval by the Board of Directors of Reuters on January 25, 2000, was amended and restated on September 5, 2000, on March 2, 2001, and on April 30, 2002. The Plan is hereby amended and restated as of March 30, 2004.

3.     Stock Subject to Plan.

      A. The number of shares available for grants of Options under the Plan shall be as follows: (i) before an IPO, 10 percent of the outstanding shares of Common Stock at the relevant time; and (ii) from and after an IPO, 44,100,000 shares of Common Stock. Shares of Common Stock delivered pursuant to the exercise of Options may be outstanding shares, treasury shares or newly issued shares of Common Stock as determined by the Committee in its discretion. If any Options expire or terminate for any reason without having been exercised in full, the shares subject thereto as to which exercise did not occur shall again be available for grants under the Plan. In addition, any shares of Common Stock that are used to pay the exercise price of an Option or to satisfy tax withholding requirements shall again be available for grants under the Plan.

      B. If, in connection with the acquisition by the Company or one of its Affiliates of another corporation or business enterprise that becomes an Affiliate of the Company or a division of the Company or one of its Affiliates, whether by exchange or purchase of stock, purchase of assets, merger or reverse merger or otherwise (such corporation or business enterprise being hereafter referred to as an “Acquired Subsidiary”), then-outstanding options with respect to securities of the Acquired Subsidiary or of the entity disposing of the Acquired Subsidiary held by employees, directors and/or consultants of an Acquired Subsidiary are converted into or exchanged for options with respect to the Common Stock (such options with respect to Common Stock, “Assumed Options”), then (i) if such conversion or exchange occurs before an IPO, the Assumed Options shall be treated as having been granted under the Plan for purposes of applying the limitation of Section 3.A. above, and (ii) if such conversion or exchange occurs after an IPO, the Assumed Options shall not be treated as having been granted under the Plan for purposes of applying the limitation of Section 3.A. above.

4.     Committee.

      The committee that administers the plan (the “Committee”) as set forth herein shall consist of two or more non-executive members of the Board, selected by the Board from time to time or, if there is no such committee, the Board. At all times while Reuters owns more than 50 percent of the Common Stock, the chairperson of the Committee shall be a representative designated by Reuters who is a member of the Board. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

5.     Administration.

      A. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements (which need not be identical), to determine the individuals (each a “Participant”) to whom and the times and the exercise prices at which Options shall be granted, the periods during which each Option shall be exercisable, the number of shares of the Common Stock to be subject to each Option, and to make all other determinations necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees and directors, their present and potential contributions to the success of the Company and its Affiliates and such other factors as the Committee in its discretion shall deem relevant. The Committee’s determination on the matters referred to in this Section 5 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Option shall be final, binding and conclusive.

      B. The Committee may, at any time or from time to time, delegate all or any portion of its responsibilities and powers under the Plan to the Chief Executive Officer of the Company, and all or any portion of its responsibilities that are purely ministerial to any appropriate employee of the Company, except as specifically provided herein. Notwithstanding the foregoing, no such delegation may be made (i) with respect to the grant, interpretation or amendment of, or exercise of discretionary authority or other non-ministerial acts with respect to, Options granted to members of the Board or employees with a title of senior vice president or above of the Company (or the equivalent level outside the United States or at the Affiliate of the Company that employs them), or (ii) with respect to the responsibilities and powers of the Committee under Section 13 hereof.

      C. Notwithstanding any other provision of the Plan, no action shall be taken in connection with the administration of the Plan that would cause Reuters to breach any listing rules of the London Stock Exchange or any other law or regulation applicable to Reuters or applicable to the Company.

6.     Eligibility; Grants.

      A. Options may be granted only to (i) employees of the Company and Designated Affiliates, (ii) members of the Board, including independent directors, unless participation by such members is prohibited without the consent of Reuters’ shareholders under applicable law or under Reuters’ policies in effect on the date of this amendment and restatement, and (iii) any individual who is expected to become an employee described in clause (i) (but any Options granted to such an individual shall be forfeited if such individual does not actually become such an employee).

      B. Each Option shall be evidenced by a written option agreement, executed by the Company and the Participant, setting forth the terms and conditions of the Option as determined by the Committee, including the requirements for vesting and exercise thereof and the time and/or events that will result in expiration of the Option. Such terms and conditions may include, without limitation, requirements for continued employment or membership on the Board, performance goals, and compliance with covenants not to compete or other covenants.

      C. Notwithstanding any other provision of the Plan, except pursuant to Section 13, in no event may the exercise price of Options be changed to be less than the fair market value of the Common Stock on the date of grant, nor may Options be granted in connection with the cancellation or replacement of Options that have been previously granted, unless the aggregate and per-share exercise prices of the new Options are equal to or greater than the aggregate and per-share exercise prices of the Options that are cancelled or replaced.

7.     Exercise Prices.

      A. The initial per-share exercise price of any Option shall be determined by the Committee, but in no event shall it be less than the fair market value of a share of the Common Stock on the date of grant.

      B. For all purposes of the Plan, the fair market value of a share of the Common Stock on any date shall be determined by the Committee as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq Stock Market, its fair market value on a particular day shall be the reported closing selling price, regular way, for the Common Stock on the preceding day on the principal securities exchange or national market system on which the Common Stock is then listed for trading. If there are no sales of Common Stock on such preceding day, then the reported closing selling price, regular way, for the Common Stock on the next preceding day for which such closing selling price is quoted shall be determinative of fair market value.

(ii) If the Common Stock is not traded on an established stock exchange or a national market system, its fair market value shall be determined in good faith by the Committee, based upon an independent appraisal report (a) reviewed by the Board of Directors of Reuters or its designee while Reuters owns more than 50 percent of the Common Stock, and (b) approved by the Board. The methodologies used in such reports from time to time shall be consistent, unless the Board of Directors of Reuters (or if applicable, the Board), specifically determines that a change in such methodologies is appropriate given changes in circumstances. All determinations of the Committee, the Board of Directors of Reuters and the Board pursuant to this Section 7.B (ii) shall be conclusive and binding on all persons for all purposes of the Plan.

8.     Option Term.

      The original terms of Options shall be determined by the Committee, but shall not exceed ten years from the date of grant.

9.     Limitations on Amount of Options Granted.

      During the term of the Plan, no Participant shall be granted Options under the Plan to purchase more than 3,500,000 shares of Common Stock available under the Plan.

10.     Vesting and Exercise of Options.

      A. Options shall become vested in accordance with the terms and conditions set forth in the applicable option agreement. If the applicable option agreement does not provide otherwise, then subject to the provisions of Section 12, an Option shall vest (i) as to one quarter of the shares (rounded to the nearest whole number of shares) subject thereto on the first anniversary of the date of grant of the Option, (ii) with respect to three quarters of the shares subject thereto, an additional 1/36 of such (rounded to the nearest whole number of shares) on the last day of each calendar month that begins thereafter, ending with the 35th such calendar month, and (iii) as to the remaining shares subject thereto on the fourth anniversary of the date of grant of the Option. In no event shall any Option be vested before the first anniversary of the date of grant of the Option, except pursuant to Section 12 hereof or with the consent of the Committee (which consent may be given prior to the grant of the Option or at any time thereafter).

      B. An Option may be exercised during its term as to any shares covered thereby at any time after the later of (i) the time that it has vested with respect to such shares and (ii) the occurrence of an IPO (as defined below), but subject to the provisions of Section 12 and the applicable option agreement. In addition, any vested Option whose term equals or exceeds seven years shall, to the extent not otherwise exercisable on the date six months prior to the end of such Option’s term, become exercisable on such date.

      C. An Option may be exercised only by a written notice of intent to exercise such Option or with respect to a specific number of shares of the Common Stock and payment to the Company of the amount of the exercise price for the number of shares of the Common Stock so specified; provided, however, that, if the Committee shall in its sole discretion so determine, all or any portion of such payment may be made in kind by the delivery of shares (whether actual delivery or by attestation) of the Common Stock having a fair market value equal to the portion of the exercise price so paid; provided, further, however, that no portion of such payment may be made by delivering shares of the Common Stock acquired upon the exercise of an Option if such shares shall not have been held by the Participant for at least six months; and provided, further, however, that following an IPO, and subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Exchange Act and any other applicable law or regulation, the Committee may implement procedures to allow a designated broker to make payment of all or any portion of the exercise price and taxes payable upon the exercise of an Option and receive, on behalf of such Participant, all or any portion of the shares of the Common Stock issuable upon such exercise.

11.     Transferability.

      No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option or granted to him or her may be exercised only by him or her.

12.     Termination of Employment or Service.

      A. Except as otherwise determined by the Committee at the time of grant or thereafter, the consequences for a Participant’s Options of the Participant’s Termination shall be as set forth in this Section 12, based upon the reason for the Termination.

      B. If a Participant experiences a Termination for Cause (as defined below), each of his or her Outstanding Options shall expire as of the date of the Termination.

      C. If a Participant experiences a Termination as a result of death or long-term disability pursuant to the long-term disability plan of the Company or any of its Affiliates covering the Participant, each of his or her Outstanding Options shall be fully vested and shall remain outstanding until, and expire upon, the earlier of the first anniversary of the date of the Termination and the end of its original term.

      D. If a Participant experiences an Involuntary Termination within the Protected Period, then: (i) any Outstanding Option or portion thereof that is not scheduled to vest by the end of the Continuation Period shall expire as of the date of the Termination; (ii) his or her other outstanding Options or portions thereof shall continue to vest in accordance with their original terms during the Continuation Period as if he or she had remained employed; and (iii) each Outstanding Option or portion thereof that vests in accordance with clause (ii) or that has vested as of the date of Termination shall remain outstanding until, and expire upon, the earlier of the 30th day following the end of the Continuation Period and the end of its original term.

      E. With respect to Options granted prior to March 2, 2001, if a Participant experiences a Termination as a result of retirement with the consent of the Committee, then: (i) each of his or her Outstanding Options or portion thereof that has not vested as of the date of the Termination shall expire as of the date of the Termination; and (ii) each of his or her Outstanding Options or portion thereof that has vested as of the date of the Termination shall remain outstanding until, and expire upon, the earlier of the third anniversary of the Termination and the end of its original term.

      With respect to Options granted on and after March 2, 2001, if a Participant experiences a Termination as a result of a Qualifying Retirement (i) prior to an IPO, then (a) each of his or her Outstanding Options or portion thereof that has not vested as of the date of the Termination shall expire as of the date of the Termination; and (b) each of his or her Outstanding Options or portion thereof that has vested as of the date of the Termination shall remain outstanding until, and expire upon, the earlier of the third anniversary of the Termination and the end of its original term or (ii) after an IPO, then (a) each of his or her Outstanding Options or portion thereof that has not vested as of the date of the Termination shall continue to vest until the third anniversary of such Termination and (b) each of his or her Outstanding Options or portion thereof that has vested as of the end of such third anniversary shall remain outstanding until, and expire upon, the earlier of the 30th day following the third anniversary of such Termination and the end of its original term.

      F. With respect to Options granted prior to March 2, 2001, if a Participant experiences a Termination for any reason not described in Sections 12.A. through E. above, then: (i) each of his or her Outstanding Options or portion thereof that has not vested as of the date of the Termination shall expire as of the date of the Termination; and (ii) each of his or her Outstanding Options or portion thereof that has vested as of the date of the Termination shall remain outstanding until, and expire upon, the earlier of the 60th day following the date of the Termination and the end of its original term.

      With respect to Options granted on and after March 2, 2001, if a Participant experiences a Termination for any reason not described in Sections 12A through E. above: (i) prior to an IPO, then each Outstanding Option shall immediately expire as of the date of the Termination; or (ii) after an IPO, (a) if such Participant is entitled to severance payments by the Company or any of its Affiliates and such Participant executes a valid release and waiver in such form as the Committee shall prescribe, then: (1) each of his or her Outstanding Options or portion thereof that has not vested as of the date of the Termination shall continue to vest during any applicable Severance Period (but in no event after the end of the Option’s original term); and (2) each of his or her Outstanding Options or portion thereof that has vested as of the end of such applicable Severance Period shall remain outstanding until, and expire upon, the earlier of the 30th day following the end of such applicable Severance Period and the end of its original term or (b) if such Participant is not entitled to severance payments by the Company or any of its Affiliates, then: (1) each of his or her Outstanding Options or portion thereof that has not vested as of the date of the Termination shall expire as of the date of the Termination; and (2) each of his or her Outstanding Options or portion thereof that has vested as of the date of the Termination shall remain outstanding until, and expire upon, the earlier of the 60th day following the date of the Termination and the end of its original term.

13.     Adjustments.

      A. In the event that a dividend shall be declared upon the Common Stock payable in shares of the Common Stock, or if there is a stock split or reverse stock split affecting the Common Stock, the number of shares of the Common Stock then subject to, and the exercise price of, all Participants’ Outstanding Options and the number of shares of the Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and the number of shares set forth in Section 9 shall be proportionately adjusted in an equitable manner as determined by the Committee.

      B. In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, or partly into or for such shares or securities and partly into or for the right to receive a cash payment, or into the right to receive cash as the full and only consideration for their shares thereof, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation (a “Transaction”), the Committee shall adjust the number and kind of shares reserved for issuance in accordance with the provisions of the Plan but not covered by an Option and the number and kind of shares referred to in Section 9 in such a manner as it deems appropriate to reflect such Transaction and enable the Plan to continue to be used to further its original purposes without enlargement or dilution of the benefits thereunder. In addition, the Committee may make such amendments or adjustments, if any, of all Participants’ Outstanding Options as it may deem equitable and appropriate, including without limitation by arranging for the assumption of each Participant’s Outstanding Options by the surviving corporation in such Transaction or an affiliate thereof (with such adjustments to the number and kind of shares subject thereto and to the exercise price thereof as shall be necessary or appropriate); provided, that any Outstanding Options that are not so assumed may be cancelled with such consideration the Committee in its discretion determines.

      C. In the event that the Company effects a spinoff, splitup or similar transaction in which the shareholders of the Company receive a distribution of stock of one or more subsidiaries of the Company, then the Committee may adjust the number and kind of shares reserved for issuance in accordance with the provisions of the Plan but not covered by an Option, the number and kind of shares referred to in Section 9, and/or the number and kind of shares then subject to and/or the exercise price of Outstanding Options, in such a manner as it deems appropriate to reflect such change and enable the Plan to continue to be used and Outstanding Options to continue to function to further their original purposes without enlargement or dilution of the benefits thereunder. Such adjustments may include, without limitation, causing some or all of the Outstanding Options of some or all of the Participants to be converted into options with respect to a distributed subsidiary.

      D. The Company intends to make an initial grant of Options upon or shortly after the Effective Date of the Plan. The exercise price of these initial Options will be based upon an independent appraisal report, as contemplated by Section 7.B. (ii) hereof. It is expected that after these initial grants are made, the businesses of the Company and its Affiliates will be reorganized. If, after completion of such reorganization, the Remuneration Committee of the Board of Directors of Reuters determines that it is appropriate to do so, it shall make such adjustments to the number of shares and/or the exercise price of the Options included in such initial grant and any subsequently granted Options, the exercise price of which was based upon the same report, as it may determine to be necessary to preserve the value (without enlargement or diminishment) of such Options, taking into account the effect of any adjustment of the number of outstanding shares of Common Stock that may have been made in connection with or following such reorganization.

      E. In the event that there shall be any change, other than as specified in Section 13.A., B., C. or D., in the number or kind of outstanding shares of the Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged or any other material corporate event occurs, then, if the Committee shall, in its sole discretion, determine that such change or event equitably requires an adjustment in the number or kind of shares or securities then subject to and/or the exercise price of any Outstanding Option and the number or kind of shares or securities reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and the number or kind of shares or securities referred to in Section 9, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each option agreement entered into in accordance with the provisions of the Plan, taking into account the effect of any adjustment of the number of outstanding shares of Common Stock that may have been made in connection with or following such reorganization.

      F. No adjustment or substitution provided for in this Section 13 shall require the Company to sell a fractional share pursuant to any Option. Any fractional share resulting from an adjustment or substitution provided for in this Section 13 may be rounded up to the nearest whole share.

      G. In the event of the dissolution or liquidation of the Company, each Option, to the extent not theretofore exercised, shall terminate forthwith.

14.     Purchase for Investment, Withholding and Waivers.

      A. Unless the shares to be issued upon the exercise of an Option by a Participant shall be registered prior to the issuance thereof under the Securities Act, such Participant will, as a condition of the Company’s obligation to issue such shares, be required to give a representation in writing that he or she is acquiring such shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

      B. In the event of the death of a Participant, a condition of exercising any Option shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

      C. A condition of exercising any Option shall be the entry by the person exercising the same into such arrangements with the Company with respect to all required tax or other withholding as the Committee may determine. Such arrangements may include the withholding of shares of Common Stock that are otherwise to be delivered pursuant to such exercise, but only in the minimum amount necessary to satisfy the applicable tax withholding requirements.

15.     No Stockholder Status.

      Neither any Participant nor his or her legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of the Common Stock covered by an Option unless and until a certificate for such share has been issued or an appropriate book entry evidencing ownership of such share by the Participant has been made. Upon payment of the purchase price thereof, a share issued upon exercise of an Option shall be fully paid and non-assessable.

16.     No Restrictions on Corporate Acts.

      Neither the existence of the Plan nor any Option shall in any way affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

17.     Participants Outside the U.S.

      Notwithstanding any other provision of the Plan, the Committee may make such rules and regulations and such amendments to the Plan, for purposes of making grants to Participants subject to the laws of any jurisdiction outside the United States, as it determines to be necessary to comply with such laws or to take account of the tax or other consequences thereof, including without limitation the grant of stock appreciation rights in lieu of Options; provided, that such rules, regulations and amendments shall be subject to the limitations set forth in Sections 3, 9 and 19.

18.     No Employment or Service Right.

      Neither the existence of the Plan nor the grant of any Option shall require the Company or any of its Affiliates to continue any Participant in the employ of the Company or such Affiliate or require the Company to continue any Participant as a member of the Board.

19.     Termination and Amendment of the Plan.

      A. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable, subject to Section 19.B.; provided, however, that the Board may not (nor may the Committee pursuant to Section 17), without further approval of the holders of a majority of the shares of the Common Stock present in person or by proxy at any special or annual meeting of the stockholders, increase the number of shares as to which Options (or stock appreciation rights in lieu thereof granted pursuant to Section 17) may be granted under the Plan (except as adjusted in accordance with Section 13), amend Section 6.C.,or extend the period during which an Option may be granted or exercised beyond 10 years from the date of grant. Except as otherwise provided in Section 13, no termination or amendment of the Plan may, without the consent of the Participant to whom any Option shall theretofore have been granted, adversely affect the rights of such Participant under such Option.

      B. Amendments to Sections 6.C., 10, 12, 13, 19 or 21 may only be made to the Plan with the unanimous recommendation of all members of the Committee. Any actions of the Committee pursuant to Sections 13.B., C., D. or E. must also be by unanimous vote of all members of the Committee.

20.     Expiration and Termination of the Plan.

      The Plan shall terminate at such time as the Board may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

21.     Definitions.

      The terms set forth below have the meanings set forth in this Section 21.

      Acquired Subsidiary has the meaning set forth in Section 3.B.

      An Affiliate of the Company means (i) any subsidiary of the Company and (ii) at any time before an IPO while Reuters owns more than 50 percent of the Common Stock, any subsidiary of Reuters.

      Assumed Options has the meaning set forth in Section 3.B.

      The Board means the Board of Directors of the Company.

      The Board of Directors of Reuters means either the full Board of Directors of Reuters or a duly authorized committee thereof.

      Business Combination means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another entity.

      Cause, with respect to any Participant, means: (a) the commission by the Participant of any act or omission that would constitute a crime under applicable federal, state or foreign law, (b) the commission by the Participant of any act of moral turpitude, (c) fraud, dishonesty or other acts or omissions by the Participant that result in a breach of any fiduciary or other material duty to the Company and/or its Affiliates, (d) continued alcohol or other substance abuse by the Participant that renders the Participant incapable of performing his or her material duties to the satisfaction of the Company and/or its Affiliates, (e) any act or omission by the Participant that is a violation of any applicable federal or state or other securities law, regulation or rule or of any applicable rule or regulation of any self-regulatory organization, or (f) any failure by the Participant to act in the best interests of the shareholders of the Company. In general, whether or not a Termination is for Cause shall be determined by the Committee or its delegee, in its, his or her sole discretion. However, while the Company remains a wholly owned subsidiary of Reuters, the following shall apply. The Board of Directors of Reuters shall have the power, in its sole discretion, to terminate a Participant for a Cause described in clause (f) of this definition, and to determine that a Termination of a Participant that it did not initiate is for such a Cause, subject to the following procedures. If the Board of Directors of Reuters makes a preliminary determination that such a Cause exists, it shall give the Participant involved notice of that determination, setting forth the basis for the determination. The Participant shall be given a reasonable opportunity to present evidence to the Board of Directors of Reuters showing that no such Cause in fact exists, after which the Board of Directors of Reuters shall make its final determination, which shall be binding on the Company, the Participant and all other persons.

      A Change of Control means the occurrence of any one of the following after an IPO:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Requisite Percentage of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company or Reuters Group PLC or its controlled affiliates, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this definition; or

(ii) The members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a Business Combination, in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, the Requisite Percentage of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

In addition, the consummation of a Transaction that would be a Change of Control as defined above but for the fact that it occurs before an IPO shall be a Change of Control unless it was initiated by the management of the Company. Notwithstanding the foregoing, unless the Board of Directors in its sole discretion determines otherwise, none of the foregoing events shall be a Change of Control if (i) they occur in connection with or as a result of a strategic merger, business combination, joint venture or asset transfer with or to another entity that participates in the same or similar businesses to the businesses of the Company, or (ii) following the occurrence of such event, Reuters owns a percentage of the outstanding Common Stock that is at least equal to 30 percent and exceeds the percentage owned by any other single shareholder.

      The Code means the Internal Revenue Code of 1986, as amended.

      The Committee has the meaning set forth in Section 4 hereof.

      Common Stock means the Common Stock, $.01 par value, of the Company.

      The Company means Instinet Group LLC, Instinet Group Incorporated, or any successor thereto.

      The Continuation Period means (i) the period following an Involuntary Termination described in Section 12.D. that is defined as the “Continuation Period” in the applicable option agreement or (ii) if no such definition is included in the applicable option agreement, the period of one year following an Involuntary Termination described in Section 12.D.

      Designated Affiliates means Affiliates of the Company designated by the Board for participation in the Plan.

      The Exchange Act means the Securities Exchange Act of 1934, as amended.

      The Incumbent Board means the individuals who, as of the date of an IPO, constitute the Board.

      An Involuntary Termination shall mean a Termination of a Participant by the Company or an Affiliate without Cause, and any other types of Termination specifically provided for in the applicable option agreement.

      An IPO means the sale of 10 percent or more of the outstanding shares of Common Stock to the public pursuant to a registration statement on Form S-1 or any successor or similar form (other than Form S-8) filed to register equity interests in the Company under the Securities Act.

      An Option means an option to purchase Common Stock granted under the Plan.

      Outstanding Company Common Stock means, as of any given time, the then-outstanding shares of Common Stock.

      Outstanding Company Voting Securities means, as of any given time, the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

      An Outstanding Option means, as of any given time, an Option or portion thereof that has been granted to a Participant that has not, before that time, been exercised, expired or otherwise been cancelled or terminated.

      Participant has the meaning set forth in Section 5 hereof.

      Person means any individual, entity or group within the meaning of the Exchange Act.

      The Plan means the Instinet 2000 Stock Option Plan, amending and restating the Instinet Group LLC 2000 Stock Option Plan, as of March 2, 2001.

      The Protected Period means (i) the period following a Change of Control that is defined as the “Protected Period” in the applicable option agreement or (ii) if no such definition is included in the applicable option agreement, the period of one year following a Change of Control.

      Qualifying Retirement, with respect to a Participant, means a Termination, other than an Involuntary Termination or a Termination for Cause, death or disability, on or after such Participant’s 55th birthday provided that on such Termination the sum of (i) such Participant’s age and (ii) the number of complete years such Participant provided service to the Company equals or exceeds 60.

      The Requisite Percentage means a percentage in excess of the highest of 30 percent and the percentages of the Outstanding Company Common Stock and the Outstanding Company Voting Securities owned by Reuters and its controlled affiliates.

      Reuters means Reuters Group PLC.

      The Securities Act means the Securities Act of 1933, as amended.

      Severance Period, with respect to a Participant, means the period following such Participant’s Termination during which such Participant is entitled to severance payments by the Company or any of its Affiliates, if any, pursuant to an effective employment agreement or as may be determined by the Company at the time of Termination.

      Termination of a Participant occurs when the Participant first is not either (i) an employee of the Company or any Affiliate or (ii) a member of the Board. A Termination shall not be considered to have occurred if the Participant (a) transfers from the employment of the Company or any Designated Affiliate to the employment of an entity that is, at the time of such transfer, an Affiliate of the Company but not a Designated Affiliate, (b) ceases to be an employee of the Company or any Affiliate of the Company but becomes or remains a member of the Board, or (c) ceases to be a member of the Board but becomes or remains an employee of the Company or any Affiliate (although such event may result in the Participant becoming ineligible for further grants of Options under the Plan). However, in the case of a Participant who is employed by an Affiliate of the Company, a Termination shall be considered to have occurred if such entity ceases to be an Affiliate of the Company, unless immediately following that event the Participant is an employee of the Company or any entity that is an Affiliate of the Company or a member of the Board.

      Transaction has the meaning set forth in Section 13.B.

APPENDIX E

INSTINET 2004 PERFORMANCE SHARE PLAN

SECTION 1.

NAME AND PURPOSES OF THE PLAN; DEFINITIONS

(a)	Name. The name of this plan is the Instinet 2004 Performance Share Plan (the “Plan”).

(b)	Purposes. The purposes of the Plan are to incentivize and encourage selected employees of Instinet Group Incorporated (the “Company”) and its Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to achieve predetermined performance goals and to obtain a stake in the growth and prosperity of the Company.

(c)	Definitions. The following terms are defined as set forth below:

      “Affiliate” means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

      “Agreement” means any agreement, letter or other instrument by which an Award is granted to a Participant, setting forth the terms and conditions of the Award as determined by the Committee. Such terms and conditions may include, without limitation, requirements for continued employment, performance goals, and compliance with covenants not to compete or other covenants.

      “Award” or “Performance Share Award” means a grant of a right to receive shares of Stock which is contingent on the achievement of performance objectives during a specified period, as more specifically described in Section 4, subsequent Sections hereof and any applicable Agreement.

      “Board” means the Board of Directors of the Company as constituted from time to time.

      “Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another entity.

      “Cause”, with respect to any Participant, means:

(i)	the commission by the Participant of any act or omission that would constitute a felony under applicable federal, state or foreign law;

(ii)	the commission by the Participant of any act of moral turpitude;

(iii)	fraud, dishonesty or other acts or omissions by the Participant that result in a breach of any fiduciary or other material duty to the Company and/or any of its Subsidiaries or Affiliates;

(iv)	continued alcohol or other substance abuse by the Participant that renders the Participant incapable of performing his or her material duties to the satisfaction of the Company and/or its Subsidiaries;

(v)	any act or omission by the Participant that is a violation of any applicable federal or state or other securities law, regulation or rule or of any applicable rule or regulation of any self-regulatory organization; or

(vi)	any failure by the Participant to act in the best interests of the stockholders of the Company.

In general, whether or not a Termination of Employment is for Cause shall be determined by the Committee or its delegee, in its, his or her sole discretion.

      “Change in Control” means the occurrence of any one of the following:

(i)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Requisite Percentage of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting

Securities; provided, however, that for purposes of this subpart (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or Reuters or its controlled affiliates, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii)	The members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a Business Combination, in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, the Requisite Percentage of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. Notwithstanding the foregoing, unless the Board in its sole discretion determines otherwise, none of the foregoing events shall be a Change in Control if (I) they occur in connection with or as a result of a strategic merger, business combination, joint venture or asset transfer with or to another entity that participates in the same or similar businesses to the businesses of the Company, or (II) following the occurrence of such event, Reuters owns a percentage of the Outstanding Company Common Stock that is at least equal to thirty percent (30%) percent and exceeds the percentage owned by any other single shareholder.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.

      “Committee” means the Committee of the Board referred to in Section 2.

      “Company” means Instinet Group Incorporated, a Delaware corporation, and any successor thereto.

      “Covered Employee” means any employee of the Company or any of its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

      “Disability” means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or Subsidiary thereof that covers such Participant, or if there is no such plan or the Participant is not covered by such a plan, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company, as determined by the Committee. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

      “Effective Date” means the date on which the Plan is initially approved by stockholders as set forth in Section 12.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

      “Fair Market Value” means (i) (A) with respect to grant value of an Award, the average closing price (as reported by Nasdaq or, if applicable, any other national stock exchange on which the Stock is trading or admitted to trading) of shares of Stock during the sixty (60) trading days immediately preceding the date of grant of such Award, and (B) for all other purposes of the Plan, the last sale price at which Stock was traded on such date or, if no Stock was traded on such date, the next preceding date on which Stock was traded, as reported by Nasdaq or, if applicable, any other national stock exchange on which the Stock is traded or admitted to trading or (ii) if the Stock is not traded on an established stock exchange or a national market system, its fair market value as determined in good faith by the Committee.

      “Good Reason” means, with respect to any Participant, the occurrence of any one or more of the following, unless the event occurs with a Participant’s express prior written consent; unless the event is an isolated, insubstantial and inadvertent action of failure to act which was not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Participant; or unless the event occurs in connection with the Participant’s Termination of Employment for Cause, Disability or death:

(i)	a material and sustained reduction in such Participant’s authority or responsibilities from the authority and responsibilities in effect at the beginning of the applicable Plan Cycle, other than an act that is remedied by the Company within 30 days after receipt of written notice thereof given by the Participant;

(ii)	a material reduction by the Company of the Participant’s base salary (other than a reduction as part of an overall reduction in compensation affecting more than fifty percent (50%) of all Participants); or

(iii)	a relocation of the Participant to a site other than the one where such Participant was based at the beginning of the applicable Plan Cycle, unless the site is within (50) miles of the Participant’s residence at the time of such relocation.

      “Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board.

      “Nasdaq” means The Nasdaq Stock Market.

      “Outstanding Company Common Stock” means, as of any date or time, the then-outstanding shares of Stock.

      “Outstanding Company Voting Securities” means, as of any date or time, the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

      “Participant” means an employee of the Company or any Subsidiary thereof who has been selected by the Committee for participation pursuant to the provisions of the Plan.

      “Payout” means the actual number of shares of Stock to be distributed under the Plan to a Participant with respect to a Plan Cycle.

      “Performance Goals” mean the level of performance for a Plan Cycle, as determined by reference to the Performance Measure(s), the attainment of which may result in a right (subject to the provisions of the Plan)

to receive a Payout for such Plan Cycle. Unless otherwise specified by the Committee, the Performance Goals shall be further differentiated as follows:

(i)	the “Threshold Performance Goal” which is the level of a given Performance Measure that, if attained for such Plan Cycle, will result in the Payout ascribed to such Performance Measure for such Plan Cycle;

(ii)	the “Target Performance Goal” which is the level of a given Performance Measure that, if attained for such Plan Cycle, will result in the Payout ascribed to such Performance Measure for such Plan Cycle; and

(iii)	the “Maximum Performance Goal” which is the level of a given Performance Measure that, if attained for such Plan Cycle, will result in the Payout ascribed to such Performance Measure for such Plan Cycle.

As provided in Section 6(b) below, failure to obtain any one Threshold Performance Goal, regardless of the level of achievement with respect to other Performance Measures, if any, shall result in no Payout for such Plan Cycle.

      “Performance Measures” mean the particular performance measures for each Plan Cycle determined in the discretion of the Committee, based upon the Committee’s determination of the goals that will most effectively further the Company’s corporate objectives and chosen from the performance measures described in Section 5(d).

      “Person” means any individual, entity or group within the meaning of the Exchange Act.

      “Plan Cycle” means, the three-year period beginning January 1, 2004, and ending December 31, 2006 and each successive three-consecutive-year period beginning on each January 1 thereafter; provided that the Committee, in its discretion, may designate any other period as a Plan Cycle with respect to one or more Participants.

      “Requisite Percentage” means a percentage in excess of the highest of thirty percent (30%) and the percentages of the Outstanding Company Common Stock and the Outstanding Company Voting Securities then-owned by Reuters and its controlled affiliates.

      “Retirement” means a Participant’s voluntary Termination of Employment on or after his or her fifty-fifth (55th) birthday, provided that the sum of such Participant’s age and number of complete years of service to the Company and/or its Subsidiaries equals or exceeds sixty (60).

      “Reuters” means Reuters Group PLC.

      “Stock” means the common stock, $.01 par value, of the Company, subject to adjustments pursuant to Section 3.

      “Subsidiary” means any corporation or other entity, whether domestic or foreign, which is consolidated with the Company in accordance with US generally accepted accounting principles.

      “Termination of Employment” means the occurrence of any act or event that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an employee of the Company and of any Subsidiary, including, without limitation, death, Disability, dismissal, resignation, Retirement or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or any Subsidiary of a business such entity owns or operates. A Termination of Employment shall occur with respect to a Participant who is employed by a Subsidiary if the Subsidiary shall cease to be a Subsidiary and the Participant shall not immediately thereafter become an employee of the Company or another Subsidiary. An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, shall not constitute a Termination of Employment.

      “Weighting Factor” means a percentage determined by the Committee in respect of any Performance Measure by which the Payout shall be multiplied, and which reflects the portion of the total Payout for a Plan Cycle attributable to the attainment of that Performance Measure. In the aggregate, the Weighting Factors for all of the Performance Measures in respect of each Participant established for a Plan Cycle shall be 100%.

SECTION 2

ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND
DETERMINE AWARDS

(a)	Committee. The Plan shall be administered by a committee of not fewer than two “non-employee directors” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, or any successor definition, as selected from time to time. Each member of the Committee shall also be an “outside director” within the meaning of Section 162(m) of the Code and the regulations (including temporary and proposed regulations) promulgated thereunder. In addition, each member of the Committee shall meet the then applicable requirements and criteria of Nasdaq (or other market on which the Stock then trades) for qualification as an “independent director.” A majority of the members of the Committee shall constitute a quorum.

(b)	Committee Actions. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein. All decisions and interpretations of the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Participants. Notwithstanding any other provision of the Plan, no action shall be taken in connection with the administration of the Plan that would cause Reuters to breach any listing rules of the London Stock Exchange or any other law or regulation applicable to Reuters or applicable to the Company. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. The Committee shall serve without bond, except to the extent required by law.

(c)	Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan. For purposes of the Plan, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

(i)	to determine the time or times of grant, and the extent, if any, of Awards granted to any one or more Participants;

(ii)	to determine the Performance Goals, Performance Measures and other criteria for which the Committee has discretion under the Plan;

(iii)	to select or designate, for any Plan Cycle, the employees who shall become Participants under the Plan from time to time;

(iv)	to determine the number of shares of Stock to be covered by any Award;

(v)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants;

(vi)	to provide for the forms of Agreement to be utilized in connection with the Plan;

(vii)	to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or the Company and whether and to what extent the Company shall pay or credit amounts constituting deemed interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals;

(viii)	to accelerate, waive or, subject to Section 9, amend any or all of the goals, restrictions or conditions imposed under any Award;

(ix)	to accelerate at any time the payment of all or any portion of any Award;

(x)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as the Committee shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including any Agreement or other related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan;

(xi)	to determine the right of any person to compensation under the Plan;

(xii)	to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;

(xiii)	to sue or cause suit to be brought in the name of the Plan or the Company;

(xiv)	to determine whether and with what effect an individual has incurred a Termination of Employment;

(xv)	to obtain from Participants such information as is necessary for the proper administration of the Plan;

(xvi)	to execute and file such returns and reports as may be required with respect to the Plan; and

(xvii)	to make any adjustments or modifications permitted under the provisions of the Plan.

(d)	Delegation of Authority to Make Awards. The Committee may, at any time or from time to time, delegate all or any portion of its responsibilities and powers under the Plan to the Chief Executive Officer of the Company, and all or any portion of its responsibilities that are purely ministerial to any appropriate employee of the Company, except as specifically provided herein. Notwithstanding the foregoing, no such delegation may be made (i) with respect to the grant, interpretation or amendment of, or exercise of discretionary authority or other non-ministerial acts with respect to, Awards granted to any Covered Employee or any “Officer” (within the meaning of Section 16a-1(f) of the Exchange Act) (or any employee who, in the Committee’s determination, may become a Covered Employee or “Officer”), or (ii) with respect to the responsibilities and powers of the Committee under Section 3(c) hereof.

SECTION 3

STOCK ISSUABLE UNDER THE PLAN; TERM OF PLAN;
RECAPITALIZATIONS; SUBSTITUTE AWARDS

(a)	Stock Issuable. Subject to adjustment as provided in Section 3(c) hereof, the maximum number of shares of Stock reserved and available for issuance under the Plan initially shall be 20 million. In addition, (a) if any portion of an Award is forfeited, cancelled, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall be added back to the shares of Stock available for issuance under the Plan and (b) if any shares of Stock are used by a Participant in connection with the satisfaction of any tax withholding obligation relating to an Award, whether by actual delivery, attestation or having shares withheld, only the number of shares net of shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. No more than 5 million shares of Stock may be subject to such Awards granted to any one individual during any one calendar year period.

(b)	Term of Plan. No Awards shall be made after December 31, 2013. Notwithstanding the foregoing, outstanding Awards at the time of expiration of the Plan shall remain payable in accordance with their terms.

(c)	Recapitalizations. Subject to the provisions of Section 9, if, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other corporate event or transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee may make an appropriate or proportionate adjustment in (i) the maximum number and kind of securities reserved for issuance under the Plan (ii) the maximum number and kind of securities that may be granted to any individual pursuant to the last sentence of Section 3(a) hereof, and (iii) the number and kind of securities subject to any then outstanding Awards under the Plan. The Committee may, in its sole discretion, also make appropriate adjustments to the terms of any outstanding Awards to reflect or related to such corporate events or transactions or changes, including with respect to Performance Goals, Performance Measures or the length of a Plan Cycle; provided that, with respect to any Award to a Covered Employee that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, such adjustment shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. Any adjustments by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(d)	Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4

PERFORMANCE SHARE AWARDS

(a)	Nature of Awards. As more specifically described in Sections 5, 6 and 7, a Performance Share Award entitles the recipient to acquire shares of Stock upon the attainment of specified Performance Goals over a specified Plan Cycle. The Committee, in its sole discretion, shall determine whether and to which employees, Awards shall be made, the Performance Goals and Performance Measures applicable under each such Award, the Plan Cycle, and all other limitations and conditions applicable to any such Awards.

(b)	Rights as a Stockholder. A Participant receiving an Award shall have the rights of a stockholder only as to shares of Stock actually received by the Participant under the Plan and not with respect to shares of Stock subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate or other evidence of the acquisition of shares of Stock under an Award only upon satisfaction of all conditions specified in the Agreement evidencing the Award.

SECTION 5

PERFORMANCE, PARTICIPATION, PERFORMANCE MEASURES AND
PERFORMANCE CYCLES

(a)	Participation. Before or near the beginning of each Plan Cycle, the Committee may select which employees of the Company or its Subsidiaries, if any, will become Participants in the Plan with respect to such Plan Cycle. The selection of an employee as a Participant for any Plan Cycle shall not require the selection of such employee for any subsequent Plan Cycle, or if such employee is so selected subsequent to the beginning of a Plan Cycle, such selection shall not require a modification of the date of participation with respect to such Plan Cycle for any other Participant. The Committee may consider any factors it deems pertinent in selecting an employee as a Participant for a Plan Cycle. Upon the selection of the Participant(s) for a Plan Cycle, the Committee shall provide the notices described in Section 5(f) below. A person will become a Participant with respect to a Plan Cycle only upon receipt of a written statement or letter from the Committee stating the person is a Participant and providing such additional information the Committee deems relevant.

(b)	Participation of Newly Hired Employees. Except as provided in the sole discretion of the Committee, an individual must be an employee of the Company or its Subsidiaries as of the beginning of a Plan Cycle in order to be selected as a Participant for such Plan Cycle. If an individual first becomes an employee after the beginning of a Plan Cycle, the Committee may, in its discretion, designate such new employee as a Participant in such Plan Cycle. Unless the Committee, in its sole discretion, determines otherwise, all amounts payable under this Plan to such Participant for such Plan Cycle shall be prorated with respect to the date he or she first became an employee or such later date as designated by the Committee. The Committee may make such adjustments as it seems appropriate in order to effect this provision.

(c)	Earned Shares. The number of shares of Stock that a Participant is entitled to receive under the Plan for a given Plan Cycle will be based upon the achievement of the Performance Goals with respect to such Plan Cycle, as determined upon the conclusion of the Plan Cycle in accordance with Section 6 below.

(d)	Performance Measures and Weighting Factors. (i) The Performance Measures with respect to a Plan Cycle shall be by reference to the following measures: return on equity, return on invested capital, profit growth, cash flow growth, performance versus peer organizations, market share, net income (before or after taxes), Stock price, total shareholder return, expense management, revenue growth, net earnings (before or after taxes), earnings per share and earnings before or after taxes, interest, depreciation and/or amortization. Any Performance Measure(s) may be used to measure the performance of the Company, a Subsidiary and/or an Affiliate as a whole or any business unit of the Company, a Subsidiary and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion determines appropriate.

(ii)	The Committee shall establish one or more Performance Measures for any Plan Cycle and, in the event more than one Performance Measure applies to a Participant, the Committee shall also establish the Weighting Factor for each such Performance Measure. It is the intent of the Committee that the Performance Goals, Performance Measures and Weighting Factors established for any Plan Cycle will not change during any Plan Cycle. However, certain circumstances identified at the discretion of the Committee may warrant a modification to the Performance Goals, Performance Measures or Weighting Factors; provided that, with respect to any Award to a Covered Employee that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, such modification shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or an unplanned merger, acquisition, or divestiture. Participants will be notified of any such modification as soon as practicable. Different Performance Measures, Performance Goals and Weighting Factors may be established with respect to similarly situated Participants, and the Performance Measures, Performance Goals and Weighting Factors established with respect to one Participant shall not have an effect on or in any way limit the Performance Measures, Performance Goals and Weighting Factors applied to another Participant.

(e)	Performance Goals. For each Performance Measure established by the Committee for a Plan Cycle, the Committee shall establish the levels of the Threshold Performance Goal, the Target Performance Goal and the Maximum Performance Goal. At the time it establishes the Performance Goals for each Performance Measure, the Committee shall have the discretion, where practicable, to establish whether and how the amounts payable in respect of the Performance Goals shall be prorated if the actual performance for the Plan Cycle is between the Performance Goals established by the Committee.

(f)	Notice of Participation. After an employee has been designated as a Participant for a Plan Cycle, the Committee shall provide such Participant with a notice setting forth the Performance Measure(s), Performance Goals and Weighting Factors, if any, for the Participant for such Plan Cycle. If requested by the Board, the Committee shall also provide the Board with a list of the employees designated as Participants and a description of the Performance Measure(s), Performance Goals and Weighting Factors, if any, for such Plan Cycle.

SECTION 6

CALCULATING THE PAYOUT

(a)	General. As soon as practicable following the end of a Plan Cycle, the Committee shall calculate the Payout to each Participant based upon the actual performance of the Company or any entity, division or portion thereof and the Performance Measures, Performance Goals and Weighting Factors established for such Plan Cycle and such Participant. Moreover, in the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Plan Cycle becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b)	The Payout. The actual Payout to be distributed to a Participant with respect to a Plan Cycle may range over a set of compensation values determined by the Committee, as further described in this section.

(i)	If the actual performance during the Plan Cycle shall be less than the Threshold Performance Goal for any Performance Measure, the Payout shall be zero.

(ii)	If the actual performance during the Plan Cycle shall equal or exceed each of the Threshold Performance Goals, the Payout shall be the Payout previously identified in respect of each of the Performance Goals attained and multiplied by the appropriate Weighting Factor, up to the Payout ascribed to such Performance Measure upon attainment of the related Maximum Performance Goal.

(iii)	If the actual performance for the Plan Cycle is between the Performance Goals established by the Committee and if the Committee provided for proration, the applicable Payout will be prorated accordingly (and adjusted by any applicable Weighting Factor). If the Committee chose not to provide for proration, the Payout shall be the next closest lowest achieved Performance Goal as determined by the Committee.

SECTION 7

MAKING THE PAYOUT

(a)	Normal Payout. Except as otherwise provided in the Plan, and subject to the condition of continued employment with the Company or a Subsidiary, as set forth in this Section 7 below, the Payout to a Participant for a completed Plan Cycle shall be made in shares of Stock within three months following the close of the Plan Cycle; provided, however, that the Committee may, in its discretion, defer payment until audited financial data is available. Each Participant shall receive a payment equal to the full value, after applicable tax withholding, of his or her Payout for such Plan Cycle; provided, however, except as otherwise provided herein, shares of Stock with a value equal to fifty percent (50%) of the net, after-tax value of each Participant’s Payout shall be required to be retained by the Participant until he or she incurs a Termination of Employment. Payouts under this Section 7(a) are conditioned upon the Participant’s compliance with any non-compete and/or confidentiality provision in any written agreement between the Participant and the Company. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete and/or confidentiality provision, the person shall immediately cease to be a Participant with respect to all Plan Cycles and forfeit any and all of his or her outstanding Awards, and any amount not yet distributed to such Participant under this Section 7(a) shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company or any of its Subsidiaries.

(b)	Forfeiture. If a Participant initiates a Termination of Employment with the Company for any reason other than for death, Disability, Retirement or Good Reason, or the Participant incurs a Termination of Employment for Cause, unless the Committee provides otherwise in writing, the person shall immediately cease to be a Participant with respect to all Plan Cycles and forfeit any and all of his or her outstanding Awards, and any amount not yet distributed to such Participant under Section 7(a) shall immediately and automatically be forfeited, whether or not such Termination of Employment occurs during the term of the Plan Cycle.

(c)	Termination without Cause, for Good Reason or due to Retirement, Disability or Death. A Participant’s Termination of Employment with the Company under the circumstances set forth in this Section 7(c) shall not result in the forfeiture of the Participant’s Awards or other rights to receive certain Payouts under the Plan: If the Participant incurs a Termination of Employment with the Company that is initiated by the Company without Cause, or by the Participant for Good Reason, or is the result of the Participant’s Disability, Retirement or death, then the Participant (or, in the case of a Termination of Employment due to the Participant’s death, the Participant’s Beneficiary, as described in Section 7(e) below) shall receive Payouts equal to (i) the unpaid portion of a Participant’s Payout for any Plan Cycle which has ended prior to the date of such Termination of Employment and for which Payouts have not been completed as of the date of such Termination of Employment, and (ii) a pro rata Payout, if any, determined with respect to each partial Plan Cycle based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the date of such Termination of Employment and the denominator of which is the total number of months in the Plan Cycle, and (B) the Payout such Participant would have received had he or she remained employed until the end of the Plan Cycle, based upon the actual achievement as of the end of the Plan Cycle of the Performance Goals with respect to the applicable Performance Measures and Weighting Factors, if any, established for such Plan Cycle, which payment shall be made at the time Payouts are made to active Participants in the Plan generally. No future rights in respect of the Plan will be provided to such Participant.

(d)	Change in Control. Upon a Change in Control, each Participant (or the Beneficiary of each deceased Participant) shall receive the Payout for any Plan Cycles which have ended prior to the date of such Change in Control as soon as reasonably practicable following the date of the Change in Control. With respect to Plan Cycles which have not been completed as of the date of the Change in Control, the Committee shall determine the Payout for each Participant with respect to each uncompleted Plan Cycle as of the date of the Change in Control, which shall be a pro rata Payout for each partial Plan Cycle equal to the product of (i) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the date of such Change in Control and the denominator of which is the total number of months in the Plan Cycle, and (ii) the Payout such Participant would have received with respect to such Plan Cycle if the Target Performance Goal was attained with respect to each Performance Measure. Such Payout shall be made as soon as reasonably practicable following the date of the Change in Control.

(e)	Designation of Beneficiaries. Each Participant from time to time may name any one or more person or entity (who or which may be named concurrently or successively) to whom or which the Participant’s Payout under the Plan is to be paid if the Participant dies before he or she receives all of such Payouts under the Plan (“Beneficiary”). Each such Beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named Beneficiary, shall be in a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. If a Participant fails to designate a Beneficiary before his or her death, as provided above, or if the Beneficiary designated by a Participant dies before the date of the Participant’s death or before complete payment of the Participant’s Payout, the Committee shall pay the Participant’s benefits to the legal representative or representatives of the estate of the last to die of the Participant and his designated Beneficiary.

(f)	Facility of Payment. When a Participant is under a legal disability or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage his or her affairs, the Committee may direct the payment of a Payout to such Participant’s legal representative, or to a relative or friend of such Participant for such Participant’s benefit, or the Committee may direct the application of such Payouts for the benefit of such Participant in such manner as the Committee considers advisable. Any Payouts made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such Payouts under the Plan, and no Committee member nor the Company shall have any duty to inquire as to whether a legal disability or other incapacity exists, or for any determination with respect thereto.

SECTION 8

TAX WITHHOLDING

(a)	Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver stock certificates or other evidence of share ownership to any Participant is subject to and conditioned on tax obligations being satisfied by the Participant.

(b)	Payment in Stock. Subject to approval by the Committee, a Participant may elect to have the tax withholding obligations described in Section 8(a) above satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation.

SECTION 9

AMENDMENTS AND TERMINATION

(a)	Procedures. The Board may, at any time, amend or discontinue the Plan, and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s written consent, except as set forth in Section 9(b) below.

      If and to the extent determined by the Committee to be required by the rules of Nasdaq or any other law or regulation, Plan amendments (including, without limitation, an increase in the number of shares of Stock as to which Awards may be granted under the Plan) shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Nothing in this Section shall limit the Committee’s authority to take any action permitted pursuant to Section 3.

(b)	Distribution on Termination of Plan. Subject to Section 7(b), upon termination of the Plan, each Participant (or the Beneficiary of each deceased Participant) shall receive the Payout for any Plan Cycles which have ended prior to the date of Plan termination as soon as reasonably practicable following the date of Plan termination. With respect to Plan Cycles which have not been completed as of the date of Plan termination, the Committee shall determine the Payout for each Participant with respect to the uncompleted Plan Cycles as of the date of the Plan termination, which shall be a pro rata Payout for each partial Plan Cycle based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the date of Plan termination and the denominator of which is the total number of months in the Plan Cycle, and (B) the actual achievement as of the date of Plan termination of any Performance Goals (based upon the proportion of the Plan Cycle during which the Plan was in effect), which payment shall be made as soon as reasonably practicable following the date of Plan termination.

SECTION 10

STATUS OF PLAN

      Unless the Committee shall otherwise expressly determine in writing, with respect to Payouts not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to aid the Company in meeting its obligations to deliver Stock with respect to Payouts hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

SECTION 11

GENERAL PROVISIONS

(a)	No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal, Nasdaq and similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates or other evidence of ownership regarding Stock and Awards, as it deems appropriate.

(b)	Delivery of Stock Certificates or Other Evidence of Ownership. To the extent the Company uses certificates to represent shares of Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Any reference in this Section or elsewhere in the Plan to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

(c)	Trading Policy Restrictions. Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(d)	Code Section 162(m). No Award shall be effective if such Award is granted to a Covered Employee and the Committee has determined that such Award should be structured so that it is not “applicable employee remuneration” under such Section 162(m) unless and until the terms of this Plan, including any amendment hereto, have been approved by the Company’s stockholders in the manner and to the extent required under such Section 162(m).

(e)	Nonalienation of Plan Benefits. A Participant or Beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any Award, any interest in a Payout or the right to receive Payout under this Plan, either voluntarily or involuntarily, except by will, by the laws of descent or distribution, or as set forth in Section 7(e) above.

(f)	No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company.

(g)	No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

(h)	Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

(i)	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

(j)	No Effect on Other Employee Compensation Plans. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any other plan, program, policy or practice of the Company for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect the rights of the Participant under any other plan, program, policy, practice, contract or agreement to which the Company may be a party. Any amounts payable or rights or benefits furnished the Participant under any other plan, program, policy, practice, contract or agreement with the Company at or subsequent to the Participant’s Termination of Employment shall be payable in accordance with the terms of such plan, program, policy, practice, contract or agreement and without regard to this Plan. Amounts payable or in respect of this Plan shall not be taken into account with respect to any other employee benefit plan or arrangement of the Company.

(k)	No Additional Obligation. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation or benefit arrangements for its employees.

(l)	Records. The Committee will maintain, or cause to be maintained, records of rules, if any, it may from time to time adopt pursuant to the Plan and such other matters with respect to the Plan, its grants, and its payments hereunder as it shall deem necessary to ensure effective administration of the Plan.

(m)	Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any cash or shares of Stock payable under this Plan, and no cash or shares of Stock shall be paid under this Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

(n)	Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

(o)	Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

(p)	Gender and Number. Words denoting the masculine gender include the feminine and neuter genders, and the singular shall include the plural and the plural shall include the singular wherever required by the context.

SECTION 12

EFFECTIVE DATE OF PLAN

      This Plan shall become effective upon the Effective Date. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 13

GOVERNING LAW

      This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

PROXY

INSTINET GROUP INCORPORATED
3 TIMES SQUARE
NEW YORK, NEW YORK 10036

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR OUR ANNUAL MEETING, MAY 19, 2004

     Each stockholder signing this Proxy hereby appoints Paul Merolla and John Fay, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Instinet Group Incorporated held of record by the signer on March 22, 2004, at the annual meeting of stockholders of Instinet Group Incorporated to be held on May 19, 2004, or any adjournments or postponements thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 16, 2004 and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Secretary of Instinet Group Incorporated gives notice of such revocation.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL FIVE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, FOR PROPOSAL TWO, TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE 2004 FISCAL YEAR, FOR PROPOSAL THREE, TO RATIFY AND APPROVE THE INSTINET 2000 STOCK OPTION PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE, AND FOR PROPOSAL FOUR, TO APPROVE THE INSTINET 2004 PERFORMANCE SHARE PLAN. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

FOLD AND DETACH HERE

INSTINET GROUP INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2004

9:00 A.M.

INSTINET GROUP INCORPORATED
3 TIMES SQUARE
NEW YORK, NY 10036

[LOGO OF INSTINET GROUP INCORPORATED]
3 Times Square
New York, NY 10036

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

Please mark your ☒ votes as indicated in this example.

PROPOSAL 1 — Election of Directors

The nominees are:

WITHHOLD
	FOR	FOR ALL
	☐	☐
SIR PETER J.D. JOB
JOHN KASICH
KAY KOPLOVITZ
STEPHEN PAGLIUCA
DEVIN WENIG

WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)

PROPOSAL 2 — Ratify the appointment of PricewaterhouseCoopers LLP as Instinet Group Incorporated’s independent auditors for the 2004 fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3 — Ratify and approve the Instinet 2000 Stock Option Plan, including an increase in the number of shares reserved for issuance.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 4 — Approve the Instinet 2004 Performance Share Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature	Signature:	Date:
Note: Please sign name exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

FOLD AND DETACH HERE

INSTINET GROUP INCORPORATED

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.